NOTE: Redacted portions have been marked with asterisks (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

                           COST SHARING AND IRU AGREEMENT

       THIS COST SHARING AND IRU AGREEMENT ("Agreement") is made and entered into as of the 18th day of July, 1998, by and between LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company ("Grantor") and INTERNEXT, LLC, a Delaware limited liability a company ("Grantee").

                                     RECITALS

       A. Grantor intends to construct a nationwide multiconduit (currently estimated at eight 11/4" conduits, taking into account this Agreement) fiber optic communications system, including certain Opamp Facilities and Regeneration Facilities (as such terms are defined herein) as generally depicted on Exhibit "A-1" attached hereto and which will connect the cities described on Exhibit "A-2" attached hereto (the "Grantor System").

       B. Grantor further intends to install within one of the conduits of the Grantor System a high fiber count (currently estimated at 96 fibers, taking into account this Agreement) fiber optic cable (as more fully described in Exhibit "H", the "Cable").

       C. Grantee desires to own or to possess an indefeasible right to use and control a network consisting of 24 conduit-protected fibers and one spare conduit connecting the cities described on Exhibit "A-2" attached hereto.

       D. Grantor and Grantee can complete their desired networks less expensively if such networks are constructed as part of a single project than if each network were constructed independently.

       E. Grantor and Grantee therefore desire to share the costs of constructing the Grantor System, and, pursuant to such sharing of costs, Grantor desires to grant to Grantee ownership of and/or an indefeasible right to use certain facilities in the Grantor System, all upon and subject to the terms and conditions set forth below.

                                      ARTICLE 1.

                                     DEFINITIONS

       1.01 "Acceptance Date" shall mean the date when Grantee delivers (or is deemed to have delivered) notice of acceptance of a Completion Notice with respect to a Segment in accordance with Article 9.

       1.02   "Acceptance Testing" shall have the meaning set forth in
Section 9.01.

       1.03   "Access Points" shall have the meaning set forth in Section 10.01.

       1.04 "Actual Operating Expenses" shall mean, without duplication, the actual out-of-pocket costs and expenses reasonably and necessarily incurred by Grantor in connection with the operation of the Grantor System, as more fully described in Exhibit "L" hereto.

       1.05   "Additional Grantee Fibers" shall have the meaning set forth in
Section 3.01.

       1.06 "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise, provided that, with respect to Grantor and for the purpose of Sections 3.04(i), 6.04 and 7.02 only, the term "Affiliates" shall not include the following Persons if they would otherwise be Affiliates:
(A) Cable Michigan, Inc., RCN Corporation and Commonwealth Telephone Enterprises, Inc. (and any intermediate holding companies or other entities formed solely for the purpose of owning stock in such Persons), unless Grantor or its other Affiliates shall acquire more than fifty percent of the voting control of such Persons, and (B) California Private Transportation Company, L.P., to the extent California Private Transportation Company, L.P. has been required to construct or install fibers or conduits pursuant to the requirement of any Governmental Authority.

       1.07 "Associated Property" shall mean the tangible and intangible property needed for the use of the Grantee Fibers and Grantee Conduit as permitted by this Agreement, including the Regeneration Facilities and Opamp Facilities, but excluding in any and all events any electronic and/or optronic equipment.

       1.08 "Authorization" shall mean any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority or other Person.

       1.09 "Canadian Person" shall mean any Person which is permitted under applicable Canadian telecommunications laws to own or operate a telecommunications system located in Canada.

       1.10 "CBD" shall mean the commonly referred to central business district of a city.

       1.11 "Commencement Date" shall mean the date on which Grantor commences construction of the Grantor System, provided that if Grantor has not commenced such construction on or prior to December 31, 1998, then the "Commencement Date" shall mean December 31, 1998.

       1.12   "Commencement Contribution" shall have the meaning set forth in
Section 4.01.

       1.13 "Completion Date" shall mean (i) in the case of all Segments within Phase One and Phase Two, the (***) anniversary of the Commencement Date and (ii) in the case of all Segments within Phase Three, the earlier to occur of
(a) (***) months from the date that Grantor commences construction of Phase Three and (b) the (***) anniversary of the Commencement Date, subject in each case to any Force Majeure Event or Grantee Delay Event.

       1.14   "Completion Contribution" shall have the meaning set forth in
Section 4.01.

       1.15   "Completion Notice" shall have the meaning set forth in
Section 9.02.

       1.16 "Costs" shall mean actual, direct costs paid or payable in accordance with the established accounting procedures generally used by Grantor and which it utilizes in billing third parties for reimbursable projects which costs shall be limited to the following: (i) internal labor costs, including wages and salaries, and benefits and overhead (provided that the costs of such benefits and overhead do not exceed thirty percent (30%) of such wages and salary), and (ii) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, materials, supplies, contract services, etc.).

       1.17   "Dark Fiber" shall have the meaning set forth in Section 15.03.

       1.18 "Designated Party" shall mean (i) Eagle River, Inc., Teledesic Corp., Nextel Communications, Inc., (***).

       1.19   "Dispute Notice" shall have the meaning set forth in Article 24.

       1.20   "Effective Date" shall have the meaning set forth in Section 5.01.

       1.21   "Execution Contribution" shall have the meaning set forth in
Section 4.01.

       1.22   "Final Contribution" shall have the meaning set forth in
Section 4.01.

       1.23   "Force Majeure Event" shall have the meaning set forth in Article
19.

       1.24 "Governmental Authority" shall mean any federal, state, regional, county, city, municipal, local, territorial or tribal government, whether foreign or domestic, or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing, including, without limitation, courts, public utilities and sewer authorities.

       1.25   "Grantee Conduit" shall have the meaning set forth in Section
3.01.

       1.26 "Grantee Delay Event" shall mean the failure of Grantee to timely observe and perform its obligations and agreements hereunder, which failure delays the construction and installation of the Grantor System with respect to one or more segments.

       1.27   "Grantee Fibers" shall have the meaning set forth in Section 3.01.

       1.28   "Grantor System" shall have the meaning set forth in the Recitals.

       1.29   "Grantor Termination Point" shall have the meaning set forth in
Section 2.02.

       1.30 "Hotel" shall mean a building in which points of presence of interexchange carriers are found.

       1.31 "Impositions" shall mean all taxes, fees, levies, imposed duties charges or withholdings of any nature (including without limitation gross receipts, taxes and franchise, license and permit fees), together with any penalties, fines or interest thereon arising out of the transactions contemplated by this Agreement and/or imposed upon the Grantor System, or any part thereof, by any Governmental Authority.

       1.32 "Incremental Costs" shall mean, with respect to Sections 7.02 and 7.06, the Costs of construction and installation of the Additional Grantee Fibers but shall not include the cost of constructing and installing the conduit in which such fibers are installed, the cost of constructing and installing the Initial Grantee Fibers or any other costs associated with the Grantor System.

       1.33   "Initial Grantee Fibers" shall have the meaning set forth in
Section 3.01.

       1.34   "IRU" shall have the meaning set forth in Section 3.01.

       1.35   "IRU Contribution" shall have the meaning set forth in
Section 4.01.

       1.36 "Lien" shall mean any mortgage, pledge, hypothecation, claim, assessment, security interest, lease, sublease, license, lien, conditional sale contract, title retention contract, adverse or infringing claim or interest, easement, encroachment, voting trust agreement, option, charge, right of first refusal or other encumbrance or restriction of any kind, or rights of others or other contract to give any of the foregoing, excluding any of the foregoing (i) in favor of the grantor of any Required Right, or granted by the grantor of a Required Right independent of the transactions contemplated by such Required Right, (ii) arising under or resulting from the terms and provisions of, and the execution by, Grantor of the instrument evidencing such Required Right, and
(iii) which are customary for agreements of that type.

       1.37 "Major Cities" shall mean the cities designated as Major Cities listed on Exhibit A-2.

       1.38 "Minimum Period" shall mean, with respect to each Segment, a period of (***) years from the Acceptance Date for such Segment.

       1.39 "Node Site" shall mean the facilities (other than long-distance backbone Regeneration Facilities and Opamp Facilities) which accommodate or house switch equipment, fiber optic transmission and associated ancillary equipment to serve as a switch terminal, transport concentrator, hub terminal, junction or end user pop location.

       1.40   "Operating Expense Charge" shall have the meaning set forth in
Section 13.02.

       1.41   "Operating Expense Estimate" shall have the meaning set forth in
Section 13.05.

       1.42 "Opamp Facilities" shall mean facilities to optically amplify lit fibers as more particularly described on Exhibit "I".

       1.43   "Option Right" shall have the meaning set forth in Section 6.01.

       1.44 "Person" shall mean any natural person, corporation, partnership, limited liability company, business trust, joint venture, association, company or government, or any agency or political subdivision thereof.

       1.45   "Phase" shall mean Phase One, Phase Two or Phase Three.

       1.46   "Phase One" shall have the meaning set forth in Section 2.04.

       1.47   "Phase Two" shall have the meaning set forth in Section 2.04.

       1.48   "Phase Three" shall have the meaning set forth in Section 2.04.

       1.49   "Pinch Event" shall have the meaning set forth in Section 7.02.

       1.50   "Proprietary Information" shall have the meaning set forth in
Section 23.01.

       1.51 "Recurring Charges" shall mean the ROW Charge and the Operating Expense Charge.

       1.52 "Regeneration Facilities" shall mean facilities to regenerate the signal of lit fibers as more particularly described on Exhibit "I".

       1.53   "Required Rights" shall have the meaning set forth in
Section 6.01.

       1.54 "Required Right Payment" shall mean any payment which Grantor is required to make to the grantor or provider of a Required Right pursuant to the terms of the instrument governing such Required Right.

       1.55 "Route Miles" shall mean, for each Segment, the actual number of route miles for such Segment as constructed, provided that, if the Grantor System follows more than one route for all or any portion of a Segment, only the actual route miles for the route containing the Initial Grantee Fibers shall be included.

       1.56   "ROW Charge" shall have the meaning set forth in Section 13.02.

       1.57   "RRG" shall have the meaning set forth in Section 2.02.

       1.58   "Segments" shall have the meaning set forth in Section 2.01.

       1.59   "Segment End Points" shall have the meaning set forth in
Section 2.01, as the same may be extended and terminated pursuant to Section
2.02.

       1.60   "System Route" shall have the meaning set forth in Section 2.01.

       1.61   "Term" shall have the meaning set forth in Section 5.01.

                                     ARTICLE 2.

                                    SYSTEM ROUTE

       2.01 Grantor shall cause the Grantor System to connect the city pairs identified on Exhibit "B" attached hereto (each city identified on Exhibit "B" is herein called a "Segment End Point", the route between the applicable Segment End Points is herein called a "Segment", and all of the Segments together are herein called the "System Route").

       2.02 In the case of the Major Cities, Grantor shall cause the Grantor System, or at a minimum the portion thereof in which Grantee shall receive the IRU, to extend to (***) the serving manholes or access points located adjacent to the building containing Grantee's Node Site as specified by Grantee in each such Major City, in accordance with Exhibit "M" attached hereto, provided that Grantee shall obtain all necessary permits or waivers for such extension from the owner of such building and/or the owner of the real property on which such building is located, and provided further that all end-point locations with respect to the Major Cities will have diverse routing from the main backbone of the Grantor System. In the event that, for any Major City, Exhibit "M" does not contain the address of the building in which Grantee's Node Site will be located,

Grantee shall provide Grantor with such address, which will be within (***) miles of the center point of the CBD, no later than (***) months prior to the targeted completion date for such Major City set forth in Exhibits "B", "D" and "E", except that Grantee shall have a 30-day grace period in circumstances where Grantee has made substantial efforts to locate real estate to house its Node Site. For all Segment End Points which are not Major Cities, the Grantor System, or at a minimum the portion thereof in which Grantee shall have received the IRU, shall connect to and terminate at a splice point contained in any of the following, in Grantor's sole discretion: (i) a Node Site of Grantee or one of its Affiliates in the CBD of such city, (ii) the primary or secondary Hotel for such city, or (iii) a Regeneration Facility, Opamp Facility or a Node Site of Grantor or one of its Affiliates in such city (each such Regeneration Facility, Opamp Facility or Node Site of Grantor or one of its Affiliates, a "Grantor Termination Point"), provided that (A) such Grantor Termination Point is located within (***) miles of the center point of such city's CBD and (B) Grantor shall return the Grantor System or such portion thereof in which Grantee shall receive the IRU to a publicly dedicated street adjacent to such Grantor Termination Point, provided that all end-point locations for cities other than Major Cities will have diverse routing from the main backbone of the Grantor System to the extent the Grantor System provides such diverse routing to Grantor or its Affiliates. (***).

The Grantor Termination Point in any Segment End Point shall be the same for all Segments ending at such Segment End Point.

       2.03 The specific location of the System Route between Segment End Points is subject to Grantor obtaining the Required Rights, provided that in any event Grantor shall cause the System Route to connect the Segment End Points for each Segment. The Grantor System will be constructed and installed in three phases (the "Phases"). The first Phase of the Grantor System ("Phase One"), estimated at approximately 11,411 route miles, shall include the Segments described on Exhibit "C"; the second Phase of the Grantor System ("Phase Two"), estimated at approximately 3,714 route miles, shall include the Segments described on Exhibit "D"; and the third Phase of the Grantor System ("Phase Three"), estimated at approximately 910 route miles, shall include the Segments described on Exhibit "E" PROVIDED that (i) construction of each of
(A) the Seattle to Vancouver Segment in Phase Three and (B) the aggregate of the Albany to Montreal, Montreal to Toronto and Toronto to Buffalo Segments in Phase Three, shall be optional in the sole discretion of Grantor, and (ii) in the event Grantor elects to not construct the Seattle to Vancouver Segment, the Final Contribution shall be reduced by the sum of (***) and Grantee will not be required to pay the Completion Contribution set forth in Exhibit "F" for the Seattle to Vancouver Segment, and (iii) in the event Grantor elects not to construct the Albany to Montreal, Montreal to Toronto and Toronto to Buffalo Segments in Phase Three, (A) the Final Contribution shall be reduced by the sum of (***), and (B) an Albany to Buffalo Segment shall be added to Phase One with a Completion Contribution equal to the aggregate amount set forth in Exhibit "F" for the Albany to Montreal, Montreal to Toronto and Toronto to Buffalo Segments less the sum of (***). Grantor shall provide Grantee with written notice of the commencement of construction of each Phase promptly upon commencement thereof and of any determination not to construct Phase Three. 2.05 Notwithstanding anything to the contrary contained herein, Grantor may elect, at its option, to acquire any portions of the Grantor System from third parties (whether under a lease, sublease, indefeasible right of use, or otherwise) in lieu of constructing and installing the Grantor System respecting such portions; (***).

                                     ARTICLE 3.

                                    GRANT OF IRU

       3.01   Subject to the terms of Article 7 below, as of the Effective
Date for each Segment delivered by Grantor to Grantee hereunder, Grantor hereby grants to Grantee, and Grantee hereby acquires from Grantor for the purposes described herein (i) an exclusive indefeasible right of use in (or, if and to the extent provided in Section 3.02 hereof, ownership of), twenty-four (24) fibers (the "Initial Grantee Fibers") plus (a) to the extent Grantee exercises its option pursuant to Section 7.06, the fibers acquired by Grantee pursuant to such option, (b) the fibers in excess of 24 delivered to Grantee pursuant to Section 7.02 and (c) fibers installed in the Grantee Conduit (the fibers described in clauses (a), (b) and (c) are herein referred to as the "Additional Grantee Fibers"), in each case to be specifically identified in the Cable or cables between the Segment End Points for such Segment (the "Initial Grantee Fibers" and the "Additional Grantee Fibers", together with all substitutions and replacements thereof, are herein referred to as the "Grantee Fibers"), (ii) an exclusive indefeasible right of use in (or, if and to the extent provided in Section 3.02 hereof, ownership of) one specifically identified unoccupied conduit in the Grantor System between the Segment End Points for each Segment (the "Grantee Conduit"), and (iii) an associated and non-exclusive indefeasible right of use in the Associated Property with respect to such Segment, all upon and subject to the terms and conditions set forth herein (collectively the "IRU").

       3.02 Notwithstanding anything contained herein to the contrary: (a) if and to the extent not prohibited by the Required Right(s) for a particular Segment, and (b) if the Required Right(s) with respect to such Segment do not and will not impose upon Grantor any additional fees, costs or charges as a result thereof (unless Grantee shall pay the same or make arrangements satisfactory to Grantor to assure such payment), Grantor shall, upon the request of Grantee and on a Segment-by-Segment basis on the Acceptance Date with respect to such Segment and without the need for any further action or execution of documents by Grantor to Grantee: (i) transfer title to the Grantee Fibers and the Grantee Conduit to Grantee free and clear of all Liens attributable to Grantor; (ii) grant to Grantee a lease, subeasement or similar agreement providing rights (at no additional cost to or monetary obligations of Grantee, except to the extent provided in clause (b) above) to Grantee substantially identical to the rights held by Grantor under the relevant Required Right(s) (a "Sublease"); and (iii) continue the grant of the IRU in the Associated Property. Nothing in this Section 3.02 or in any such Sublease shall relieve Grantor or Grantee of its rights, duties and obligations set forth in this Agreement or diminish, enlarge or otherwise affect such rights, duties and obligations (except that, to the extent applicable under this Section 3.02, Grantee's property interest will consist of title in the Grantee Fibers and the Grantee Conduit and a grant of a Sublease) and if any Sublease shall terminate or Grantee shall be otherwise subsequently prohibited from owning title to the Grantee Fibers and the Grantee Conduit, Grantor shall maintain the Required Rights in accordance with and pursuant to Article 6, title to such Grantee Fibers and Grantee Conduit shall revert and be reconveyed to Grantor and Grantee shall have and retain the IRU in such Grantee Fibers and Grantee Conduit under and subject to the terms and conditions of this Agreement.

       3.03 Except to the extent not permitted by any Required Right, Grantor hereby grants to Grantee a security interest and lien in all of Grantor's right, title and interest in the Grantee Fibers and the Grantee Conduit, whether now or hereafter acquired, in order to secure performance of Grantor's obligations to Grantee in this Agreement.

       3.04 Grantor shall use commercially reasonable best efforts to cause construction and Acceptance Testing for all Segments to be successfully completed no later than (***) (or in the case of Phase Three, the earlier of (***) and (***) months after the commencement of construction thereof) and, if not so completed by such date, then as soon as practicable thereafter. Grantor acknowledges that time is of the essence in this Agreement and that Grantee is relying on delivery of all Segments by such date. In light of the fact that it would be impossible to calculate the reduction in the value of the IRU that Grantee bargained for in the event that construction or Acceptance Testing for any Segment is not completed by such date, or if Grantor fails to deliver any Segment altogether, Grantor and Grantee hereby agree to the following payments and/or reductions (which constitute adjustments to the IRU Contribution), which except as otherwise specifically provided for in paragraph (i) below, shall be the sole remedy of Grantee in the event of the late delivery or non-delivery of any Segment:

       (a) At any time that Grantor determines, in its best judgment, that the Acceptance Date for any Segment will be delayed past (***), it shall deliver to Grantee a notice in writing (a "Delay Notice"), specifying the Segment or Segments affected, stating that the Acceptance Date(s) for such Segments will be delayed past (***), and setting forth a new firm delivery date(s) for such Segments. Grantor may not deliver more than two Delay Notices in respect of any segment, and may only deliver a second Delay Notice in respect of any Segment if the second Delay Notice sets forth an earlier firm delivery date for such Segment Date. Such firm delivery date, as it may be revised in a second Delay Notice, is hereinafter referred to as the "Revised Delivery Date" for such Segment.

       (b) If Grantor delivers to Grantee a Delay Notice for any Segment, then the following provisions shall apply:

              (i) Grantee may terminate this Agreement as to such Segment at any time on or prior to (x) the date which is the later of (A) ninety (90) days following the date of delivery of such Delay Notice and (B) six (6) months prior to the Revised Delivery Date for such Segment or (y) the Acceptance Date with respect to such Segment, if the Acceptance Date for such Segment does not occur on or prior to its Revised Delivery Date. Upon any such termination pursuant to this paragraph (b), Grantor shall pay Grantee, in respect of the non-delivery of such Segment, an amount equal to the Total Contribution for such Segment multiplied, in the case of termination pursuant to clause (x) above, by the First Adjustment Factor, and in the case of termination pursuant to clause (y) above, by the Second Adjustment Factor.

              (ii) If Grantee does not terminate this Agreement as to such Segment, the Completion Contribution for such Segment shall be reduced by an amount equal to the sum of (x) the Total Contribution for such Segment multiplied by the sum of (A) either (1) if the Revised Delivery Date for such Segment is on or prior to (***) multiplied by the number of whole or partial months occurring during the period from and including (***) and to and including the month in which the Revised Delivery Date occurs, or (2) if the Revised Delivery Date for such Segment is on or after (***), the sum of (***) multiplied by the number of whole or partial months occurring during the period from and including (***) and to and including the month in which the Revised Delivery Date occurs plus (***), plus (B) (***) multiplied by the number of whole or partial months during the period from and including the Revised Delivery Date and to and including the month in which the Acceptance Date occurs, plus (C) the Additional Percentage, if any, based on the date of delivery of the Delay Notice as to such Segment, plus (y) the Second Notice Amount, if any, arising out of the delivery of a second Delay Notice as to such Segment. Grantee shall notify Grantor of the Second Notice Amount at the time of payment of such Completion Contribution.

       (c) If Grantor fails to deliver a Delay Notice as to any Segment, then the following provisions shall apply:

              (i) If the Acceptance Date for such Segment occurs after (***), and on or prior to (***), the Completion Contribution for such Segment shall be reduced by an amount equal to the Total Contribution for such Segment multiplied by (***) multiplied by the number of whole or partial months occurring during the period from and including (***) and to and including the month in which such Acceptance Date occurs.

              (ii) If the Acceptance Date for such Segment has not occurred on or prior to (***), Grantee may terminate this Agreement with respect to such Segment at any time on or prior to such Acceptance Date, in which case Grantor shall pay Grantee, in respect of the non-delivery of such Segment, an amount equal to the Total Contribution for such Segment multiplied by (x) if Grantee has sent Grantor a Reminder with respect to such Segment at least 10 days prior to the date of such termination, (***) or (y) if Grantee has not sent Grantor a Reminder with respect to such Segment at least 10 days prior to the date of such termination, the amount that would have been payable in respect of such termination under paragraph (b)(i)(x) above as if Grantor had sent a Delay Notice on (***) specifying a Revised Delivery Date the same as the date of termination.

              (iii) If the Acceptance Date for such Segment has not occurred on or prior to (***), and if Grantee does not terminate this Agreement as to such Segment, the Completion Contribution for such Segment shall be reduced by an amount equal to the Total Contribution for such Segment multiplied by (x) if Grantee has sent Grantor a Reminder with respect to such Segment at least 10 days prior to the Acceptance Date, (***) or (y) if Grantee has not sent Grantor a Reminder with respect to such Segment at least 10 days prior to the Acceptance Date, the amount of such reduction that would have been applicable in respect of such Completion Contribution under paragraph (b) above as if Grantor had sent a Delay Notice on (***) specifying a Revised Delivery Date the same as the Acceptance Date.

       (d) In the event the Acceptance Date for a Segment has not occurred by (***) and Grantee has not terminated this Agreement as to such Segment prior to such date, this Agreement shall be deemed terminated as to such Segment on (***), in which case Grantor shall pay Grantee, in respect of the non-delivery of such Segment, an amount equal to the Total Contribution for such Segment multiplied by (***).

       (e) Grantor shall pay Grantee any amounts required by the foregoing paragraphs to be paid within thirty (30) days after termination of this Agreement as to any Segment. Any sums not paid by Grantor when due shall bear interest at the rate of eighteen percent (18%) per annum. Grantee shall have the right to set off against any other amounts payable to Grantor under this Agreement the amount of any payment due Grantee pursuant to this Section 3.04. All payments by Grantor pursuant to this Section 3.04, and all adjustments to the Completion Contributions payable by Grantee on the Acceptance Date of Segments, shall be treated by both Grantor and Grantee as adjustments to the IRU Contribution payable hereunder. Grantor and Grantee shall file (and shall cause their respective parents to file) their respective income tax returns and other returns and reports for their respective businesses on such basis and, except as otherwise required by law, not take any positions inconsistent therewith.

       (f) In the event that Grantor breaches its obligations in the first sentence of this Section 3.04 as to any Segment, Grantee may terminate this Agreement as to such

Segment. Upon any such termination pursuant to this paragraph (f), Grantor shall pay Grantee, in respect of the non-delivery of such Segment, an amount equal to the Total Contribution for such Segment multiplied by (***).

       (g) As used in this Section 3.04, the following terms shall have the meanings set forth below:

              (i) "Additional Percentage" shall be (***) and (***), respectively, with respect to any Segment if the Delay Notice for such Segment is delivered on or before (***) and at any time on or after (***), respectively.

              (ii)   "First Adjustment Factor" shall equal, as to any Segment,
(w) (***) multiplied by the number of whole or partial months in the period from and including (***) and to and including the month in which the Revised Delivery Date occurs, if the Revised Delivery Date is on or before (***), (x) (***), if the Revised Delivery Date is on or after (***) and on or before (***), (y) (***), if the Revised Delivery Date is on or after (***) and on or before (***), or (z) (***), if the Revised Delivery Date is on or after (***), in each case plus the Additional Percentage, if any, based on the date of delivery of the Delay Notice.

              (iii) "Reminder" shall mean a written notice sent on or after (***) by Grantee to Grantor reminding Grantor of Grantee's termination rights under paragraph (d) of this Section 3.04 as to any Segments not for which the Acceptance Date has not occurred and Grantor has not prior thereto delivered a Delay Notice.

              (iv)   "Second Adjustment  Factor" shall equal, as to any Segment,
(x) (***) plus (y) (***) multiplied by the number of whole or partial months in the period from and including (***) and to and including the month in which Grantee notifies Grantor in writing of the termination of this Agreement as to such Segment.

              (v) "Second Notice Amount" shall mean, as to any Segment regarding which Grantor has delivered a second Delay Notice, an amount, not to exceed the product of (***) multiplied by the number of whole or partial months occurring during the period from and including the Acceptance Date for such Segment and to and including the month in which the Revised Delivery Date set forth in the original Delay Notice occurs, determined by Grantee, absent bad faith, to be necessary to compensate it for costs incurred, business opportunities foregone or damages otherwise suffered based upon the initial notification of the Revised Delivery Date which are not fully compensated for by the earlier delivery of such Segment.

              (vi) "Total Contribution" for any Segment shall be deemed to equal, for purposes of convenience in this Section 3.04 only, and for no other purposes whatsoever, an amount equal to 70/60.375 multiplied by the Completion Contribution due upon the Acceptance Date for such Segment as set forth in Exhibit "F".

       (h) Under circumstances where more than one of the foregoing paragraphs may apply to the termination of this Agreement as to any Segment, Grantee shall not be entitled to payment under more than one of the such paragraphs. Each of the foregoing paragraphs shall be limited by the provision that in no event shall the payments in respect of the non-delivery of any Segment, or the reductions in the amount of the Completion Contribution with respect to any Segment, required under this Section 3.04 exceed (***) of the Total Contribution for such Segments.

       (i)    (i) (***).

              (ii) If Grantee accepts such offer, the amount of the Completion Contribution and/or Recurring Charges payable with respect to such Segment upon acceptance of such fibers and/or conduit shall be reduced by an amount (not to exceed (***) of 70/60.375 of the Completion Contribution), as Grantor and Grantee shall agree, in good faith, to reflect the reduced value of the fibers and/or conduit accepted as compared to what Grantee had bargained for hereunder, taking into account, if this Agreement has been terminated as to such Segment prior to the acceptance of such offer by Grantee, any amounts already paid by Grantor in respect of the non-delivery of such Segment. The amounts of the Execution Contribution, Commencement Contribution and Final Contribution shall also all be reduced by an amount equal to, in each case, the original amount thereof multiplied by the products of 17.5/700, 8.75/700 and 70/700, respectively, multiplied by the percentage reduction in the Completion Contribution for such Segment. If Grantor and Grantee shall be unable to agree upon the appropriate reductions in the Completion Contribution and Recurring Charges payable hereunder within the thirty (30) day period following acceptance by Grantee of such offer, the amount of the reductions shall be determined through an arbitration procedure in accordance with Section 24.01(iv).

              (iii) If Grantee rejects such offer, the preceding provisions of this Section 3.04 shall continue to apply as to such Segment, PROVIDED that this paragraph (i) shall continue to apply to other fibers and or conduits constructed or acquired by Grantor or its Affiliates prior to (***).

              (iv) If this Agreement has been terminated as to any Segment prior to the time that the payments and/or reductions provided for in this
Section 3.04 no longer constitute the sole remedy of Grantee in respect of the non-delivery of such Segment, then even if Grantor has prior thereto made a payment to Grantee in respect of the non-delivery of such Segment, Grantee may nevertheless bring an action for damages for the non-delivery of such Segment, in which case the amount of any damages awarded shall be reduced by the amount previously paid by Grantor to Grantee.

       (j) The determination as to whether the delivery of any Segment is late shall be made after taking into consideration the effect of any Grantee Delay Events or Force Majeure Events applicable to such Segment.

       (k) In the event that this Agreement has been terminated with respect to one or more Segments, the amount of the Final Contribution shall be reduced by an amount equal to (x) the original Final Contribution set forth on Exhibit "F" multiplied by (y) a fraction, the number of which is the total of the amounts of the Completion Contributions set forth on Exhibit "F" for all such terminated Segments divided by the total original Completion Contribution set forth on Exhibit "F" and Grantor shall reimburse Grantee in an amount equal to (A) the sum of the original Execution Contribution and Commencement Contribution set forth on Exhibit "F" multiplied by (B) the fraction set forth in clause (y) above.

                                      ARTICLE 4.

                                    CONSIDERATION

       4.01 Grantee agrees to make contributions to Grantor for the construction of the Grantor System as set forth in Exhibit "F", as such amount may be adjusted as provided herein (the "IRU Contribution"). The IRU Contribution shall consist of a contribution to be made upon execution of this Agreement (the "Execution Contribution"), a contribution to be made upon Grantor's commencement of construction of the Grantor System (the "Commencement Contribution"), a contribution to be made with respect to each Segment on the Acceptance Date for such Segment (the "Completion Contribution") and a contribution to be made upon final completion of the Grantor System, excluding any Segments terminated by Grantee pursuant to Section
3.04 or otherwise undelivered by Grantor (the "Final Contribution"), all as more particularly described in Exhibit "F".

       4.02 In addition to the IRU Contribution, Grantee shall pay directly or reimburse Grantor for all other sums, costs, fees and expenses which are expressly provided to be paid by Grantee under this Agreement, including without limitation, the Recurring Charges. Except as expressly set forth in this Agreement, Grantee shall have no obligation to pay any amounts in respect of the IRU granted hereunder.

       4.03 Grantor will deliver to Grantee invoices for payments of the IRU Contribution and all other sums, costs, fees and expenses owed by Grantee to Grantor hereunder and Grantee shall pay such invoiced amounts, less any reasonably disputed amounts, within thirty (30) days after receipt of such invoice. Grantee shall provide Grantor with written notice by the payment due date describing in reasonable detail the basis for any disputed amounts; provided that any disputed amounts resolved in favor of Grantor shall thereafter be paid promptly by Grantee. Any sums not paid by Grantee when due shall bear interest at the rate of eighteen (18%) per annum, other than reasonably disputed amounts, which shall bear interest at the rate of twelve percent (12%) per annum.

       4.04 Grantor agrees that it will not, for a period of (***) years after the Acceptance Date of the last Segment delivered hereunder, sell, transfer or grant rights of use or similar rights to use any facilities, in whole or in part, in the Grantor System (other than to an Affiliate of Level 3 Communications, Inc. or an RRG) upon economic or other material terms more beneficial than those provided to Grantee hereunder. Prior to entering into any agreement or other arrangement with any other Person (other than such a subsidiary or such an RRG) regarding the use or transfer of all or part of the Grantor System, (i) Grantor will provide Grantee with sufficient detail of the terms thereof (the confidentiality of which information shall be maintained by Grantee as provided in Article 23) in order to enable Grantee to compare such terms to those provided to Grantee hereunder and (ii) at Grantee's option, this Agreement shall be modified to give Grantee the benefits of the more beneficial economic or other material terms contained in such other agreement or arrangement. In the event that Grantor and Grantee are unable to agree whether such terms are more beneficial or have been appropriately incorporated in this Agreement, if Grantee so requests, the parties shall submit such disagreement to arbitration in accordance with Section 24.01(iv). The provisions of this Section 4.04 shall survive any modification of this Agreement pursuant to this Section 4.04. A merger or consolidation of Grantor or a sale by Grantor of all or substantially all of its assets shall not be considered a sale, transfer or grant of rights to use the Grantor System covered by this Section 4.04.

                                     ARTICLE 5.

                                        TERM

       5.01 The IRU with respect to each Segment shall become effective (and the transfer of title to the Grantee Fibers and the Grantee Conduit for each Segment, if applicable, shall occur) on the first day when both (i) the Acceptance Date with respect to the Segment has occurred and (ii) Grantor has received payment of all of the IRU Contribution then due to Grantor for such Segment (as to such Segment, its "Effective Date"). Subject to the provisions of Article 6 and Article 7, the IRU with respect to each Segment shall terminate at the end of the economically useful life of both the Grantee Fibers and Grantee Conduit within such Segment, as determined pursuant to
Section 5.03  (the "Term").

       5.02 Notwithstanding anything in this Agreement to the contrary, the Term with respect to each Segment shall not be less than the Minimum Period. Grantor shall take all such actions as may be necessary to cause each Required Right to remain in effect so that the Term for each Segment shall be not less than the Minimum Period (including, without limitation, exercising any renewal rights under any Required Right, or otherwise acquiring at no cost to Grantee such extensions or additions of any Required Right and/or obtaining replacements or substitutions of any Required Right (and relocating such Segment or portions thereof at Grantor's sole cost under Section 6.05) as may be necessary, in order to cause the term of each such Required Right, or such replacement or substitution thereof, to be continued until a date that is not earlier than the last day of the Minimum Period for such Segment).

       5.03 Grantee shall determine, in its sole discretion, when the Grantee Fibers and/or Grantee Conduit with respect to any Segment shall have reached the end of their economically useful life and shall give written notice of such
determination to Grantor.    Upon any such determination by Grantee after the
Minimum Period, the Term shall expire with respect to such Grantee Fibers and/or Grantee Conduit in such Segment and all title to and/or rights to the use thereof shall revert to Grantor without reimbursement of any of the IRU Contribution or other sums, costs, fees or expenses previously made with respect thereto, and from and after such time Grantee shall have no further rights, obligations or liabilities hereunder or any other liability with respect thereto unless such rights, obligations or liabilities are specifically provided herein to survive the Term.

       5.04 Absent a determination by Grantee under Section 5.03, at the end of the Term for each Segment, at Grantee's option, (i) Grantor shall transfer all of Grantor's right, title and interest to the Grantee Fibers and the Grantee Conduit within such Segment not then owned by Grantee to Grantee for $1.00 (except if Grantee has given written notice as to such Segment described in Section 5.03), in which case Grantee shall assume, and Grantor shall be relieved of, all obligations in connection therewith, or (ii) Grantee shall transfer all of Grantee's right, title and interest to the Grantee Fibers and the Grantee Conduit within such Segment not then owned by Grantor to Grantor for $1.00.

       5.05 Grantor and Grantee acknowledge and agree that Grantee shall be treated for accounting and federal and all applicable state tax purposes as the exclusive beneficial owner of all Grantee Fibers and Grantee Conduit (each of which constitutes an interest in real property) with respect to which it has received an IRU hereunder, and as the holder of an associated non-exclusive indefeasible right of use in the Associated Property (which constitutes a leasehold interest in real property). Grantor and Grantee further agree that the transactions contemplated in this Agreement constitute, for accounting and federal and applicable state tax purposes, a joint undertaking to share and minimize the expenses of constructing of each party's respective telecommunications network, and not as a separate entity or as a sale or lease (except with respect to lease of the Associated Property). Grantor and Grantee shall file (and shall cause their respective Parents to file) their respective income tax returns and other returns and reports for their respective Impositions on such basis and, except as otherwise required by law, not take any positions inconsistent therewith.

       5.06 This Agreement shall become effective on the date hereof, subject to Section 20.04 hereof, and shall terminate on the date when, after completion and delivery of the Segments all the Terms of all such Segments shall have expired or terminated, except that Articles 16, 24 and those provisions of this Agreement which are expressly provided herein to survive such termination shall remain binding on the parties hereto.

       5.07 If (i) Grantee or an entity which directly or indirectly controls Grantee (each a "Grantee Parent") makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution, or similar relief, (ii) an involuntary petition in bankruptcy or other insolvency protection against Grantee or any Grantee Parent is filed and not dismissed within one hundred twenty (120) days, (iii) Grantee or any Grantee Parent defaults with respect to any borrowed money indebtedness of Grantee or such Grantee Parent having a principal amount in excess of (***), which indebtedness is already due and payable in full or which default has resulted in, or would permit, the acceleration of the maturity of such indebtedness,
(iv) except as provided in (v) below, Grantee materially breaches this Agreement and such breach remains uncured for 30 days (or, if not susceptible of cure within such period, cure has not been commenced and diligently pursued thereafter) after written notice thereof by Grantor, (v) Grantee fails, for a period of ten (10) days following written notice by Grantor of such failure, to make payment in excess of an aggregate of (***) due hereunder (unless the unpaid sum is being disputed in good faith), or (vi) any Permitted Guarantor shall materially breach Section 16 of its guaranty referred to in Section 20.06 and such breach shall have a material adverse effect or such Permitted Guarantor's ability to perform under such Guaranty, and such breach remains uncured (or Grantee has not substituted a new Guaranty therefor) for 30 days (or, if not susceptible of cure within such period, cure has not been commenced and diligently pursued thereafter) after written notice thereof by Grantor, Grantor may, upon twenty (20) days prior written notice to Grantee and while such event is continuing, terminate this Agreement as to all Segments as to which Grantee has not yet paid the Completion Contribution, in which case Grantee shall have no further obligation to make any payments hereunder as to the Segments terminated. In addition, upon the occurrence of any event described in clauses (iv) or (v) above, in addition to any other remedies available to Grantor at law or in equity, including specific performance and injunctive relief, Grantor shall have no obligations under
Article 12 hereunder as to any Segments as to which Grantee has paid the Completion Contribution, unless and until such default is cured. Except as provided in the immediately preceding sentence, and notwithstanding other provisions in this Agreement to the contrary, Grantor acknowledges and agrees that Grantor shall have no right under any circumstances to terminate the IRU, in whole or in part, or any of the rights and interests of Grantee hereunder, with respect to any Segment for which the Completion Contribution relating thereto has been fully paid in accordance with the terms hereof prior to the termination of the Term of such Segment.

       5.08 If (i) Grantor or an entity which directly or indirectly controls Grantor (each a "Grantor Parent") makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or the filing by Grantor or any Grantor Parent of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution, or similar relief, (ii) an involuntary petition in bankruptcy or other insolvency protection against Grantor or any Grantor Parent is filed and not dismissed within one hundred twenty (120) days, (iii) Grantor or any Grantor Parent defaults with respect to any borrowed money indebtedness of Grantor or such Grantor Parent having a principal amount in excess of (***), which indebtedness is already due and payable in full or which default has resulted in, or would permit, the acceleration of the maturity of such indebtedness, (iv) Grantor materially breaches this Agreement (except breaches covered by Section 3.04) and such breach remains uncured 30 days (or, if not susceptible of cure within such period, cure has not been commenced and diligently pursued thereafter) after written notice thereof by Grantee, or (v) Level 3 Communications, Inc. (or any successor guarantor thereunder) shall materially breach Section 16 of its guaranty referred to in Section 20.05 and such breach shall have a material adverse effect on its ability to perform under such guaranty, and such breach remains uncured for 30 days (or, if not susceptible of cure within such period, cure has not been commenced and diligently pursued thereafter) after written notice thereof by Grantee, then, after written notice thereof from Grantee, Grantee may (i) terminate this Agreement, in whole or in part, in which case Grantee shall have no further obligation to make any payments hereunder as to the portion terminated, and (ii) subject to Article 17, pursue any legal remedies it may have under applicable law or principles of equity relating to such default, including specific performance and injunctive relief.

                                     ARTICLE 6.

                                  REQUIRED RIGHTS

       6.01 Grantor covenants and agrees that, during the Term of each Segment, it shall obtain and maintain in full force and effect all rights, licenses, permits, authorizations, rights-of-way, easements and other agreements which are necessary in order to permit Grantor to construct, install, keep installed and maintain the Grantee Fibers and Grantee Conduit comprising such Segment, to grant the IRU and to provide Grantee with all other rights and privileges (it being understood that Grantee's option rights under Section 7.06, prior to the exercise thereof, shall not be considered for this purpose) under this Agreement (collectively, the "Required Rights"). Grantor shall use its commercially reasonable best efforts to cause each such Required Right to provide (a) Grantee with notice of any default on the part of Grantor thereunder and to permit Grantee to cure, on behalf of and at the expense of Grantor, any such default and, thereafter, to continue the use of such Required Right in accordance with Grantor's rights and interests thereunder, (b) subject to the last sentence of this Section 6.01, option or renewal rights ("Option Rights") permitting the stated term of each Required Right to be continued until the end of the economically useful life of the Grantee Fibers and Grantee Conduit located in the Segment to which such Required Right relates or otherwise beyond the scheduled expiration date of such Required Right and (c) provide Grantee with non-disturbance agreements (in form and substance reasonably satisfactory to Grantee) relating to the Grantee Fibers, the Grantee Conduit, the Associated Property and Grantee's interest in, and/or ownership and use thereof. Each Required Right shall by its terms, or by the terms of an option or similar renewal right exercisable at the sole discretion of Grantor, remain in effect for the Minimum Period for each Segment covered thereby, (***), PROVIDED FURTHER that Grantor shall nevertheless remain bound by the provisions of Section 5.02 with respect to such Required Rights.

       6.02 Grantor further covenants and agrees that during the Term of the IRU with respect to each Segment:

              (a) Grantor shall observe and perform each and every of its obligations under each Required Right if the failure to observe and perform any such obligation or obligations would permit the grantor or provider of such Required Right to terminate such Required Right prior to its stated expiration date or to increase the fees, charges or assessments due to such grantor or provider, or would otherwise adversely impair or affect Grantee's rights to use the Grantee Fibers, the Grantee Conduit and the Associated Property hereunder;

              (b) in the event Grantor shall receive notice from any grantor or provider of a Required Right that Grantor has failed to observe or perform its obligations under such Required Right (unless Grantor is contesting the validity of such claimed or alleged failure in good faith, provided such contest does not adversely impair or affect Grantee's rights hereunder ), Grantor shall give written notice of such failure to Grantee (promptly following the date Grantor shall have received notice of such failure) and Grantee may, at its option (subject to the terms and provisions of the Required Right and the ability of third parties to cure defaults of Grantor thereunder), (i) cure or correct any such failure and (ii) pay any subsequent amounts due under such Required Right to the grantor or provider if such Required Right unless Grantee shall have received written notice from Grantor that Grantor will pay timely all such amounts;

              (c) in the event Grantor is in default of any of its obligations under any Required Right and Grantee cures such default pursuant to
Section 6.02(b)(i) or Grantee exercises its rights pursuant to Section 6.02
(b)(ii) , Grantor shall reimburse Grantee promptly upon demand for any and all amounts reasonably paid by Grantee;

              (d) Grantor shall at its sole reasonable cost and expense defend and protect Grantor's rights in and interests under each Required Right, and Grantee's rights under this Agreement and Grantee's interest in the Grantee Fibers, the Grantee Conduit, any Sublease and the Associated Property, against all Liens attributable to Grantor;

              (e) Grantor shall not exercise any right or otherwise take any action under a Required Right which is inconsistent with its obligations, or Grantee's rights under this Agreement, nor shall Grantor fail to exercise any such rights if such failure would be inconsistent with such obligations or rights or would otherwise adversely affect Grantee's ownership of and/or indefeasible right to use the Grantee Fibers, the Grantee Conduit and the Associated Property hereunder;

              (f) Grantor shall not take any action which would result in the termination of a Required Right prior to its scheduled expiration (including any extended term pursuant to an exercised option); and

              (g) In the event that (i) the grantor or provider of a Required Right is in default under such Required Right, (ii) such grantor or provider makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or consider seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief, (iii) an involuntary petition in bankruptcy or other insolvency protection against such grantor or provider is filed or (iv) any other event or condition arises which may materially adversely affect Grantor's rights under such Required Right or Grantee's rights under this Agreement, then Grantor shall provide Grantee with prompt written notice of each such event or condition and keep Grantee reasonably informed with respect to any subsequent developments relating thereto.

       6.03 In the event any Required Right shall contain, or shall otherwise be subject to, an Option Right in favor of Grantor with respect to any portion of the Grantor System, Grantor shall give Grantee written notice thereof at least 90 days prior to the last date required for exercise thereof and either
(i) exercise such Option Right (provided that (a) Grantor shall not be required to expend, as consideration for exercising any such Option Right, more than the fair market rate payable at such time for similar rights and terms, except to the extent that Grantee and the other users of the Grantor System agree at their option to pay directly or reimburse Grantor for any amounts required to be paid in excess of such fair market rate, and (b) any such extension shall not modify the rights or obligations of Grantor or Grantee under this Agreement (including, without limitation, the amount of fees payable by Grantee pursuant to Article
13)) or (ii) if Grantor elects not to exercise such Option Right and Grantee wishes to exercise such Option Right and continue to use the portion of the Grantor System to which such Option Right relates, then Grantor shall (a) if such Option Right and the Required Right relating thereto are assignable, assign its interest therein and in such portion of the Grantor System (including, without limitation, all facilities and rights therein) to Grantee for $1.00 or
(b) if such Option Right or the Required Right relating thereto are not assignable, exercise such Option Right on behalf of Grantee pursuant to this
Section 6.03, whereupon Grantor shall have no further right, title, interest or obligation (and Grantee shall have all such right, title, interest and obligation) under this Agreement to or with respect to such affected portion of the Grantor System during the period of extension or renewal, provided, and on the condition, that Grantee shall assume and agree to pay, observe and perform all of the duties, obligations and liabilities associated with such Required Right relating to such affected portion arising after the date of such assumption and shall indemnify Grantor in accordance with Article 16 with respect to any Losses suffered by Grantor relating to the duties, obligations and liabilities assumed by Grantee pursuant to this sentence.

       6.04 Subject to Grantor's compliance with Sections 6.01, 6.02 and 6.03, then notwithstanding any other provision of this Agreement to the contrary, if a Required Right expires or otherwise terminates at any time after the Minimum Period, the Term (with respect to the Segment or Segments or portions thereof affected thereby) shall likewise automatically expire; provided that, in the event Grantor or any of its Affiliates shall extend, renew or enter into a new agreement with respect to such Required Right, the Term shall continue with respect to such Segment or Segments or portions thereof until the subsequent expiration or termination of such Required Right; provided further that any such extension, renewal or new agreement shall not modify the rights or obligations of Grantor or Grantee under this Agreement (including, without limitation, the amount of fees payable by Grantee pursuant to Article 13).

       6.05 If, after the Acceptance Date with respect to a Segment, Grantor is required by any Governmental Authority, or by any grantor or provider of a Required Right prior to the scheduled expiration of such Required Right, to surrender, cease using or relocate such Segment or portion thereof, including any of the facilities used or required in providing the IRU, Grantor shall relocate such Segment of portion thereof and shall have the right, in good faith, to reasonably determine the extent and timing of, and methods to be used for such relocation; provided that (i) Grantee shall be kept fully informed of all actions to be taken and determinations made by Grantor in connection with such relocation, (ii) any such relocated Segment or portion thereof shall (a) be constructed in accordance with the construction specifications set forth in Exhibits "G" and "J" and incorporate fiber and conduit meeting the specifications set forth in Exhibit "H" (b) be subject to successful completion of Acceptance Testing (which shall be completed, if practicable, prior to termination of service on the affected portion of the Grantor System) and (c) contain the same number of Grantee Fibers as the Segment or portion thereof being relocated and, if the Segment or portion thereof being relocated contains the Grantee Conduit, any such relocated Segment or portion thereof shall contain the Grantee Conduit and (iii) Grantor shall use its commercially reasonable best efforts to minimize any disruption resulting from such relocation to Grantee's telecommunication operations. Unless such relocation is the result of a failure by Grantor to observe and perform its obligations under any Required Rights or this Agreement (e.g., failure to obtain a Required Right with a scheduled term at least equal to the Minimum Period or failure to comply with the terms thereof in order to maintain such Required Right in effect for the Minimum Period), Grantee shall reimburse Grantor for its proportionate share of the Costs of such relocation of such Segment or portion thereof (to the extent Grantor has not been reimbursed or otherwise compensated by any other Person) as follows: (i) if the affected Segment or portion thereof includes any conduits (whether or not occupied), the total Costs of relocation of the affected conduits shall be allocated (***).

       6.06 Notwithstanding anything in this Agreement to the contrary, the IRU and Grantee's rights are subject to the terms of the Required Rights, PROVIDED that the Required Rights shall not contain terms, provisions or obligations which conflict or are inconsistent with Grantee's rights (it being understood that Grantee's option rights under Section 7.06, prior to the exercise thereof, shall not be considered for this purpose) under the IRU or this Agreement or Grantor's obligations thereunder or hereunder or which impose any other material obligations or duties on Grantee, and PROVIDED FURTHER that the Required Rights may contain customary provisions regarding access and other customary restrictions and limitations. Except as otherwise provided in this Agreement, Grantor will not obtain for itself or any of its Affiliates any material rights or benefits in respect of the Grantor System from the grantor or provider of any Required Right that it does not make available or cause to be made available to Grantee on comparable terms.

                                     ARTICLE 7.

                                      CONDUIT

       7.01 Grantor shall use its commercially reasonable best efforts to have the IRU for each Segment of the Grantor System consist of 24 fibers and one unoccupied conduit (or comparable aerial segment).

       7.02   (***).

       7.03 Grantor shall give written notice to Grantee of the likely occurrence of a Pinch Event with respect to a Segment or a portion thereof, promptly following Grantor's knowledge of the likelihood of such Pinch Event, which notice shall certify that, in Grantor's good faith determination, either
(i) such Pinch Event will be temporary and Grantor will deliver the Grantee Conduit in such Segment or portion thereof by the date specified in such notice (which date shall not be later than the applicable Completion Date) or (ii) such Pinch Event will be permanent and Grantor will not deliver the Grantee Conduit by the applicable Completion Date. Notwithstanding anything in this Agreement to the contrary, (a) in the event that Grantor delivers a notice pursuant to clause (i) above, for purposes of determining the Minimum Period with respect to such Segment only, the Acceptance Date for the Segment or portion thereof to which such notice relates shall not commence until the date that the Grantee Conduit has been delivered and (b) in the event that Grantor delivers a notice pursuant to clause (ii) above, then Grantor shall have no obligation to deliver, and Grantee shall have no obligation to accept or pay for, the Grantee Conduit in the Segment or portion thereof to which such notice relates after the date of such notice. In each of clauses (a) and (b) above, the IRU Contribution and the Recurring Charge for such Segment shall be adjusted in accordance with
Section 7.04 below. If, prior to the later of the third anniversary of the Commencement Date and the delivery of the last Segment delivered hereunder, such Segment or portion thereof includes at least three conduits, (A) in the event that a notice has been delivered pursuant to clause (i) above, Grantee shall take delivery of and pay for the Grantee Conduit in accordance with the terms of this Agreement, and (B) in the event that a notice has been delivered pursuant to clause (ii) above, Grantee shall have the option (which option shall be exercisable within 30 days following receipt of written notice of proposed delivery by Grantor) to take delivery of and pay for the Grantee Conduit in accordance with the terms of this Agreement. In either such case, if Grantee takes delivery of and pays for the Grantee Conduit, the IRU Contribution and Recurring Charge for such Segment shall be adjusted as provided in Section 7.05 below.

       7.04  (***).

       7.05    In the event that (i) Grantor delivers a notice pursuant to
Section 7.03(i) and Grantee takes delivery of the Grantee Conduit in the Segment or portion thereof to which such notice relates by the applicable Completion Date or (ii) Grantee exercises its option pursuant to clause (B) of the last sentence of Section 7.03, then (a) Grantee shall reconvey to Grantor, or relinquish the use of, any fibers in excess of the Initial Grantee Fibers granted to Grantee pursuant to Section 7.02, (b) Grantor shall reimburse Grantee for all Incremental Costs paid by Grantee pursuant to Section 7.02 and (c) Grantee shall pay Grantor the excess of the IRU Contribution for such Segment over the amount of the fee paid by Grantee with respect thereto pursuant to Section 7.04 and the Recurring Charge shall be restored from and after the date of such delivery to what it would have been if such Pinch Event had not occurred.

       7.06 Grantor agrees that in the event the Grantor System in any Segment shall include six or more conduits (inclusive of the Grantee Conduit and the conduit housing the Cable), Grantee shall have the option to elect that the IRU with respect to the Grantee Fibers in such Segment be increased to include twenty-five percent (25%) of the fibers installed (rounded up to the nearest whole fiber) in every conduit after the first five conduits (inclusive of the Grantee Conduit and the conduit housing the Cable), PROVIDED that if Grantor grants to an unrelated party an indefeasible right to use all of the fibers installed in any such conduit, Grantee shall not have such option but in lieu thereof Grantor shall pay Grantee, simultaneously with the grant of such right, an amount in cash equal to 25% of the value of the consideration received by Grantor for such indefeasible right to use such fibers (it being understood that, if such indefeasible right to use such fibers is part of a larger transaction, any allocation of consideration in such transaction shall not be relevant for purposes of this Section 7.06 and, if Grantor and Grantee are unable to agree on the amount of the total consideration allocable to such indefeasible right to use, such amount shall be determined by the procedures set forth in Article 24). Grantor shall give written notice to Grantee prior to installing any fiber in such sixth conduit and any subsequent conduit, which notice shall contain Grantor's good faith estimate of Grantee's proportionate share of the costs and other amounts described below which will be payable by Grantee. If Grantor installs fiber in one or more conduits contemporaneously under circumstances where at least one of such conduits would be subject to this
Section 7.06, Grantee may select which of those conduits is subject to its option rights under this Section 7.06. Grantee shall have a period of ninety
(90) days
after receipt of such notice to exercise its option under this Section 7.06 by written notice to Grantor. In the event Grantee shall exercise its option with respect to such a conduit in any Segment, all fibers installed therein for Grantee's use shall be deemed to be and constitute Additional Grantee Fibers hereunder and Grantee shall be responsible for, and Grantee shall pay to Grantor from time to time during the Term (at least five (5) days prior to the date Grantor is required to make payments as a result of the occupancy of such conduit), Grantee's proportionate share (based on the number of fibers in such conduit which will become Additional Grantee Fibers and the total fiber count in such conduit) of each of: (i) the Incremental Costs incurred by Grantor in connection with the installation of the Additional Grantor Fibers in such conduit; (ii) the operating expenses incurred by Grantor in connection with the fibers in such conduit; and (iii) the fees, costs or charges payable under the terms of any related Required Right(s) as a result of the placement or use of fiber in such conduit. In the event Grantee shall fail to timely exercise the option provided in this Section 7.06 with respect to a conduit, or if Grantee notifies Grantor in writing of its desire to surrender such option with respect to any conduit in any Segment, Grantee's option with respect to such conduit shall terminate, but Grantee's option with respect to any subsequent conduits or other Segments shall continue in full force and effect. Notwithstanding anything contained in this Agreement to the contrary, Grantor shall never be obligated to cause six or more conduits to be installed as a part of the Grantor System and Grantor shall not be in breach or default hereunder or otherwise liable to Grantee if the Grantor System does not include six or more conduits. The rights granted to Grantee under this Section 7.06 shall not apply to (x) any inner city or local loop conduit constructed or installed by Grantor in a city in the form of a spur (which may have two or more connection points) to the Grantor System, provided that this sentence shall not modify Grantor's obligations under Section
2.02 or (y) if the Grantor System consists of 11 or more conduits, any conduits in excess of 10 conduits constructed or installed by Grantor, simultaneously with and adjacent to the other conduits constituting part of the Grantor System, expressly for exchange for conduits in another Segment or portion of the Grantor System provided by an unrelated third party (and no more than a de minimis amount of other consideration).

       7.07 Grantee may elect at any time during the Term of a Segment to have fibers installed within all or any part of the Grantee Conduit in such Segment, on such reasonable schedule as may be specified by Grantee and approved by Grantor (which approval shall not be unreasonably withheld), and, subject to
Article 19, Grantor shall install such fibers in accordance with such schedule, subject to the following: (i) Grantee shall provide to Grantor for Grantor's reasonable approval and, if applicable, to the grantors or providers of any Required Rights, detailed installation plans and specifications, the proposed contractor or contractors, the schedule for installation, and such other information or documentation as may be reasonably requested by Grantor or as may be required under any Required Right, and (ii) Grantee shall reimburse Grantor for all Costs incurred by Grantor in connection with such installation (but not including the cost of construction of the Grantee Conduit itself).

       7.08 Any installation of fiber for Grantee's use within a Segment under Sections 7.06 or 7.07 shall not extend the Minimum Period with respect to such Segment.

                                     ARTICLE 8.

                         CONSTRUCTION OF THE GRANTOR SYSTEM

       8.01 Grantor will design, engineer, install and construct the Grantor System (including any portion of the Grantor System delivered pursuant to Article 7) in conformity with the construction specifications set forth in Exhibit "G" and all applicable manufacturer specifications and in a workmanlike manner and in accordance with industry standards and building, construction and safety codes, as well as any and all other applicable governmental laws, codes, ordinances, statutes and regulations. Such responsibilities shall include, without limitation, preparation of construction drawings, materials specifications and materials requisitions. The Grantee Fibers shall meet or exceed the applicable fiber specifications set forth in Exhibit "H". The Grantee Conduit, and all other conduits in which Grantee Fibers are located, shall meet the applicable specifications set forth in Exhibit "H".

       8.02 Grantor will provide Regeneration Facilities and Opamp Facilities to be located along the Grantor System, in each case consisting of and providing space and amenities as described in Exhibit "I".

       8.03 Grantor will undertake the Acceptance Testing of each of the Segments.

       8.04 Subject to Sections 7.02 and 7.07, Grantor will procure all materials to be incorporated in and to become a permanent part of the Grantor System (other than fibers to be installed in the Grantee Conduit which may be procured by Grantee at Grantee's option).

       8.05 Subject to the provisions of Article 6, Grantor will obtain and maintain in full force and effect the Required Rights without default by Grantor thereunder.

       8.06 Grantor and Grantee will mutually consult with each other (on a monthly basis and at such other times upon request of either party) to attempt to coordinate construction of the Grantor System with other network construction which may be undertaken by, or on behalf of, Grantee.

       8.07 During the course of construction of each Segment, Grantor will prepare and provide to Grantee (***) a construction schedule and progress reports, including notice regarding whether Grantor reasonably believes that such Segment may be subject to a Pinch Event. Subject to the terms and provisions of any applicable Required Right, Grantee shall have the right, but not the obligation, on at least twenty four (24) hours prior notice to Grantor, to inspect and be present at the construction and installation of each Segment (which may consist of continuous or regular on-site inspections by dedicated representatives of Grantee), including the installation, splicing and testing of the Grantee Fibers and the installation of the Grantee Conduit incorporated therein; provided that no inspection or failure to inspect by Grantee shall impair or invalidate any rights and remedies of Grantee under this Agreement or modify, amend or otherwise affect any of the representations, warranties, covenants or agreements of Grantor under this Agreement. If, during the course of any such construction, installation, splicing or testing, any deviation from the specifications set forth in any Exhibit hereto is discovered, the construction or installation of the affected portion of the

Segment shall be repaired promptly to such specifications in such Exhibit at Grantor's sole cost and expense.

       8.08 Grantor shall make available to Grantee for inspection by Grantee copies of all information, documents, agreements, reports, permits, drawings and specifications generated, obtained or acquired by Grantor in performing its duties pursuant to this Article 8 that are material to the grant of the IRU to Grantee, including the Required Rights, subject only to the condition that the terms of each such document or the legal restrictions applicable to such information or document permits disclosure to Grantee; provided that Grantor will use its commercially reasonable best efforts to obtain a waiver of any existing confidentiality and/or non-disclosure restrictions, and to exempt Grantee from subsequent confidentiality and/or non-disclosure restrictions, that would restrict Grantor's ability to make such documents and/or information available to Grantee for inspection.

       8.09 For purposes of the foregoing, Grantor shall be deemed to have complied with any Exhibit notwithstanding deviations to such Exhibit, PROVIDED that Grantor (i) notifies Grantee of such deviation (which may be given in a general format at monthly intervals unless Grantee requests more specific details), (ii) compliance was not or would not be commercially practicable and
(iii) such deviations do not diminish the value, utility, reliability or expected useful life of the item or matter concerned or otherwise adversely affect Grantee's rights or obligations under this Agreement.

       8.10 The parties acknowledge that Grantee's contributions to the cost of constructing the Grantor System are limited to the payment of the IRU Contribution. Without limitation, Grantee will not have any obligation, over and above payment of the IRU Contribution as contemplated hereunder, with respect to Grantor's responsibilities set forth in Sections 8.01, 8.02, 8.03,
8.04 or 8.05.

                                     ARTICLE 9.

                                 ACCEPTANCE TESTING

       9.01 Grantor shall test the Grantee Fibers and the Grantee Conduit in accordance with the procedures and standards specified in Exhibit "J" ("Acceptance Testing"). Acceptance Testing shall progress span by span along each Segment as cable splicing progresses or, in the case of the Grantee Conduit, as set forth in Exhibit "J", so that test results may be reviewed in a timely manner. Grantor shall provide Grantee with at least 14 days' prior notice of the date and time of each Acceptance Testing and Grantee shall have the right, but not the obligation, to be present to observe the Acceptance Testing.

       9.02 When Grantor reasonably determines the Grantee Fibers and the Grantee Conduit with respect to an entire Segment are installed and operating in conformity with the applicable specifications set forth in Exhibits "G", "H", and "J", and Grantor is otherwise in compliance with the other provisions of this Agreement with respect to such Segment, Grantor shall provide written notice of same to Grantee (a "Completion Notice"), together with a copy of the results of the Acceptance Testing for such Segment. Grantee shall, within fifteen (15) days of receipt of the Completion Notice, either accept or reject the Completion Notice (specifying, if rejected, the defect or failure in such Acceptance Testing and/or the items required to be remedied and/or replaced in order for such Segment to be in conformity with the applicable specifications set forth in Exhibit "J" and other provisions of this Agreement) by delivery of written notice to Grantor. In the event Grantee rejects the Completion Notice, Grantor shall promptly, and at no cost to Grantee, commence to remedy the defect or failure. Thereafter, Grantor shall again give Grantee a Completion Notice with respect to such Segment. The foregoing procedure shall apply again and successively thereafter until Grantor has remedied all defects or failures. Any failure by Grantee to timely reject a Completion Notice shall be deemed to constitute acceptance for purposes of this Agreement, and in that event Grantee shall be deemed to have delivered a notice of acceptance on the thirtieth day after delivery of the Completion Notice. The successful completion of Acceptance Testing, and the occurrence of an Acceptance Date, with respect to the Grantee Fibers and the Grantee Conduit in accordance with this Article 9 shall not relieve Grantor of its obligation to repair defects in the Grantor System in accordance with Section 12.02.

                                    ARTICLE 10.

                                       ACCESS

       10.01 Grantor shall provide Grantee with access to, and Grantee shall have the right to interconnect with, the Grantee Fibers and the Grantee Conduit at Segment End Points and, subject to the terms and provisions of the Required Rights, at other technically feasible access points along the Grantor System (the "Access Points"). The specific location of such Access Points shall be determined by Grantor during the design, engineering and permitting phases of construction and after consultation and coordination with Grantee, and, at a minimum, Access Points will be provided at the intervals specified in Exhibit "I".

       10.02 Grantor may route the Grantee Fibers through Grantor's space in the Regeneration Facilities or Opamp Facilities in its sole discretion (so long as such routing does not materially adversely affect the security, safety or use of the Grantee Fibers or the Associated Property). Grantee Fibers may, upon Grantee's written consent (which shall not be unreasonably withheld), be routed through Grantor's terminal, endlink or pop sites. In each case, Grantor shall be responsible for all costs and expenses associated therewith.

       10.03 Grantor shall have the right to control all activities concerning the Grantor System at all of the Access Points, PROVIDED that after the Acceptance Date for each Segment, Grantor shall not splice Grantee Fibers located in any Segment or otherwise undertake any activities with respect to the Grantee Fibers or the Grantee Conduit located in such Segment except in connection with a relocation pursuant to Section 6.05, as required to perform maintenance as described in Exhibit "K" or as otherwise directed by Grantee. In the event Grantor shall undertake any such activities (including splicing) related to the Grantee Fibers and/or Grantee Conduit at any Access Point at Grantee's request, such activities shall be conducted in accordance with requirements as agreed to by the parties and Grantee shall reimburse Grantor for all Costs incurred by Grantor in connection with such activities.

       10.04 Grantor shall determine the exact locations of the Regeneration Facilities and Opamp Facilities after consultation and coordination with Grantee. Grantee shall have access to the Regeneration Facilities and Opamp Facilities 24 hours per day, 7 days per week, provided that Grantee shall comply with such customary access requirements consistent therewith as provided in the Required Rights.

       10.05 Following the initial construction of the Grantor System in a Segment, Grantor agrees to allow Grantee, subject to customary access and other customary restrictions and limitations of any applicable Required Rights, to establish additional technically feasible Access Points along the Grantor System. Grantor agrees to use commercially reasonable good faith efforts to obtain the consent or approval, if necessary, of a grantor or provider of any applicable Required Right in connection with such additional Access Points. Any additional Access Points shall be constructed or installed by Grantor and all Costs associated therewith shall be paid by Grantee.

       10.06 Grantor shall (i) make available to Grantee such dedicated space and amenities (e.g., power, caging, lighting, etc.) in Regeneration Facilities and Opamp Facilities (***) and (ii) cause such Regeneration and Opamp Facilities to be located at such intervals as set forth on Exhibit "I" along the Grantor System as are necessary to light the Initial Grantee Fibers using equipment requiring facility space similar to industry-standard equipment like that used by Grantor to provision similar capacity over the same number of fibers, (***).

       10.07 If after the Acceptance Date for a Segment, Grantee requires additional space within a Regeneration Facility or Opamp Facility in order to utilize the Grantee Fibers (including any fibers which may be subsequently installed in the Grantee Conduit), Grantor shall use commercially reasonable best efforts to provide such additional space (which may include the construction of new regeneration or opamp facilities or the enlargement of existing Regeneration Facilities and Opamp Facilities); provided, in no event shall Grantor be required to provide Grantee with any additional space which, with the initial Grantee space, is greater than the space required by Grantor to provide similar capacity utilizing an equivalent number of its own fibers, provided further that Grantor shall have no obligations under this
Section 10.07 for any additional space located outside Grantor System right of way unless Grantee has no other commercially reasonable alternative. To the extent any such additional space shall require the consent or approval of a grantor or provider or a Required Right, Grantor will use commercially reasonable best efforts to obtain such consent or approval. Grantee shall pay all Costs relating to any such additional space.

       10.08 The IRU granted hereunder shall include Grantee's right to install equipment, or replace existing equipment, in the space located at the Opamp Facilities and Regeneration Facilities made available to Grantee pursuant to this Agreement. All such equipment shall be owned by Grantee and Grantor shall have no right, title or interest therein.

                                    ARTICLE 11.

                                     OPERATIONS

       11.01 Subject to Articles 6 and 15, Grantee shall have full and complete control and responsibility for determining all matters with respect to the use of the Grantee Fibersand the Grantee Conduit, including, without limitation, any network and service configuration or designs, routing configurations, re-grooming, rearrangement or consolidation of channels or circuits and all related functions with regard to the use of the Grantee Fibers.

       11.02 Grantee acknowledges and agrees that except for the items included as a part of the Regeneration Facilities and Opamp Facilities as described on Exhibit "I", Grantor is not supplying nor is Grantor obligated to supply to Grantee any optronics or electronics or optical or electrical equipment or other facilities, all of which are the sole responsibility of Grantee, nor is Grantor responsible for performing any work other than as specified in this Agreement.

       11.03 Following the Acceptance Date for any Segment, upon not less than (***) days written notice from Grantor to Grantee, Grantor may at its option, subject to Grantee's prior written approval (which approval shall not be unreasonably delayed or withheld) substitute for the Initial Grantee Fibers in any Segment or Segments, an equal number of alternative, newer fibers within another conduit constituting part of the Grantor System (but not fibers acquired from third parties unless the Grantee Fibers being substituted were delivered pursuant to Section 2.05), PROVIDED that in any such event, such substitution (i) shall be in accordance with Grantee's applicable operating procedures, (ii) shall be effected at the sole cost of Grantor, including, without limitation, all disconnect and reconnect costs, fees and expenses,
(iii) shall be constructed in accordance with the specifications and procedures set forth in Exhibits "G" and "J", incorporate fiber and conduit meeting the specifications set forth in Exhibit "H" and successfully tested in accordance with the Acceptance Testing, (iv) shall not interrupt the operation or adversely affect the use, operation or performance of Grantee's network or business, or change any Segment End Points, Access Points, Regeneration Facilities, node or switch facilities used by Grantee hereunder, all as determined by Grantee in its reasonable discretion, (v) shall not modify Grantor's obligations under Article 7 and (vi) Grantee shall be reasonably satisfied that any such relocation shall not otherwise affect its rights, privileges or costs under this Agreement.

                                ARTICLE 12.

               MAINTENANCE AND REPAIR OF THE GRANTOR SYSTEM

       12.01 From and after the Acceptance Date with respect to each Segment, Grantor shall maintain such Segment, or cause such Segment to be maintained in a workmanlike manner and, in accordance with the maintenance requirements and procedures set forth in Exhibit "K" attached hereto, all applicable manufacturer specifications, industry standards and building, construction and safety codes, as well as any and all other applicable governmental laws, codes, ordinances, statutes and regulations. The costs of all scheduled maintenance of the Grantee Fibers and/or Grantee Conduit shall be paid by Grantor; provided, however, that Grantee shall reimburse Grantor for its (***) of the Costs (excluding costs which Grantor would otherwise have incurred as part of scheduled maintenance e.g., if personnel otherwise on scheduled maintenance duty attend to the unscheduled situation) of any unscheduled maintenance and repair of the Grantee Fibers and/or Grantee Conduit as follows: (i) if the affected portion of the Grantor System includes any conduits (whether or not occupied), the total Costs of repair of the affected conduits shall be allocated pro rata among the conduits affected;
(ii) such Costs allocated to each affected conduit carrying the Grantee Fibers shall be further allocated to Grantee (***).

       12.02 Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the date that is (***) months after the Acceptance Date for a Segment, Grantee shall notify Grantor in writing of its discovery of a deviation from the specifications set forth in any Exhibit hereto with respect to such Segment, the construction or installation of the affected portion of such Segment shall be repaired promptly to such specification by Grantor at Grantor's sole cost and expense.

                                  ARTICLE 13.

                                RECURRING CHARGE

       13.01 Except as expressly provided otherwise in this Agreement, Grantor shall be responsible for the payment of all costs and expenses relating to the Grantor System, including, without limitation, (i) all fees and charges payable to the grantors or providers of the Required Rights, (ii) the costs of constructing and maintaining the Grantor System, (iii) all charges and expenses (including utility charges) associated with the operation of the Regeneration Facilities and Opamp Facilities and (iv) all Impositions.

       13.02 In consideration of Grantor's responsibilities in Section 13.01 and otherwise under this Agreement, subject to the adjustments described in Sections 7.04, 7.06 and 13.03 through 13.07, Grantee shall pay to Grantor each year, with respect to each Segment, commencing with the Acceptance Date of such Segment and continuing until the Term of the IRU with respect to such Segment shall have expired or terminated, the following sums (the "Recurring Charge"):
(i) the product obtained when: (A) (***) is multiplied by (B) the number of Route Miles in such Segment (the "ROW Charge"), plus (ii) the product obtained when: (A) (***) is multiplied by (B) the number of Route Miles in such Segment (the "Operating Expense Charge").

       13.03 Commencing on the date of installation of any Grantee Fibers within the Grantee Conduit, the ROW Charge shall be increased by the product obtained when: (i) (***) is multiplied by (ii) the number of Route Miles where Grantee Fibers have been installed in the Grantee Conduit.

       13.04  (***).

       13.05  (***).

       13.06 The Recurring Charge applicable to each Segment, as the same may be adjusted from time to time pursuant to the foregoing provisions of this
Article 13, the Operating Expense Estimate and the sums described in
Section 13.03(i), 13.04(i)(A) and 13.04(ii)(A), shall be adjusted on each anniversary of the Acceptance Date of such Segment by the change, if any, in the Consumer Price Index, All Urban Consumers, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics (the "CPI-U"), for the preceding twelve month period (or, with respect to the Operating Expense Charge, in the event such index shall cease to be computed or published, Grantor and Grantee shall mutually designate a comparable successor index to be used in determining the adjustment to such Charge); provided that (a) the ROW Charge for a Segment shall only be adjusted pursuant to this Section 13.06 to the extent the instrument governing the Required Right for such Segment explicitly provides for an adjustment based on the CPI-U or a comparable index and (b) the Operating Expense Charge and the Operating Expense Estimate shall only be adjusted pursuant to this Section 13.06 if neither Grantee nor Grantor has performed an audit for the preceding twelve-month periods in accordance with Section 13.05.

       13.07 Grantee shall pay the Operating Expense Charge portion of the Recurring Charge for a Segment monthly on the first day of each month of the Term of the IRU respecting such Segment (with the Operating Expense Charge for
any partial calendar month prorated).   Grantee shall pay the ROW Charge portion
of the Recurring Charge for all Segments in the aggregate on a monthly basis, with the amount of each month's payment being equal to the amount obtained by multiplying the total amount of ROW Charges due by Grantee on all Segments by a fraction, the numerator of which is the total amount of Required Right Payments due by Grantor on all Segments during such month and the denominator of which is the total amount of Required Right Payments due by Grantor on all Segments during the calendar year.

       13.08  Notwithstanding anything in this Agreement to the contrary, if
(i) any Segment is the subject of a Force Majeure Event which results in a disruption of Grantee's operations or business and (ii) Grantor's obligation to pay costs and expenses relating to such Segment of the type described in Section
13.01 is relieved or excused, in whole or in part, during the pendency of such Force Majeure Event, then Grantee's obligation to pay Recurring Charges with respect to such Segment during the pendency of such Force Majeure Event shall be proportionately reduced.

       13.09 In addition to Grantee's other rights and remedies under this Agreement and under applicable law, Grantee shall have the right from time to time, to the fullest extent permitted by law, to set off or deduct amounts owed to Grantor hereunder (including, without limitations, amounts required to be reimbursed to Grantee pursuant to Sections 6.02(c) and 14.07) from or against any and all payments required to be made to Grantor pursuant to this Article 13.

                                    ARTICLE 14.

                                    IMPOSITIONS

       14.01 Grantor and Grantee acknowledge and agree that it is their mutual objective and intent to (i) minimize, to the extent feasible, the aggregate Impositions payable with respect to the Grantor System and (ii) share such Impositions according to their respective interests in the Grantor System, and that they will cooperate with each other and coordinate their mutual efforts to achieve such objectives in accordance with the provisions of this Article 14.

       14.02 Grantor shall be responsible for and shall timely pay any and all Impositions with respect to the Grantor System which Impositions are imposed or assessed prior to the Acceptance Date of a Segment. Notwithstanding the foregoing obligations, Grantor shall have the right to challenge any such Impositions so long as the challenge of such Impositions does not adversely affect Grantee's rights or interests hereunder.

       14.03 After the Acceptance Date for each Segment, Grantor shall timely pay, or cause to be paid, any and all Impositions imposed upon or with respect to such Segment to the extent such Impositions (a) have not been separately assessed or imposed upon or against the interest of Grantee in the Grantor System or (b) consist of real property or ad valorem taxes relating to the Grantor System, including, without limitation, real property or ad valorem taxes on the Initial Grantee Fibers, the Grantee Conduit and the Regeneration and Opamp Facilities (whether or not such Impositions have been separately assessed or imposed upon or against the interest of Grantee in the Grantor System), which real property or ad valorem taxes shall constitute part of the Actual Operating Expenses and shall be subject to adjustment as described in
Article 13. Upon receipt of a notice of any Imposition after the Acceptance Date for any Segment, Grantor shall promptly notify Grantee of such Imposition and following payment of such Imposition by Grantor, Grantee shall, within thirty (30) days of its receipt of an invoice from Grantor, reimburse Grantor for its proportionate share of such Imposition (except for the Impositions described in clause (b) of this Section 14.03, which Impositions shall constitute part of Actual Operating Expenses and shall be paid in accordance with Article 13), which share shall be determined (i) to the extent possible, based upon the manner and methodology used by the particular authority imposing such Impositions (E.G., on the cost of the relative property interests, historic or projected revenue derived therefrom, or any combination thereof); or (ii) if the same cannot be so determined, then based upon Grantee's proportionate share of the total fiber count in the affected portion of the Grantor System, provided that any such Imposition which was separately assessed against Grantee or any other Person using the Grantor System shall be taken into account in determining such proportionate share. Grantor shall provide Grantee with reasonable supporting documentation for Impositions for which Grantor seeks reimbursement. If any Imposition assessed upon Grantor or Grantee is based on assets or business in any state in addition to its interest in the Grantor System (i.e., central assessment), Grantor and Grantee shall work together in good faith to allocate a proper portion of such assessment to such interests alone and if Grantor and Grantee are unable to agree on such allocation within thirty (30) days from the date Grantor or Grantee delivered notice to the other party regarding such allocation, such allocation shall be determined by an arbitration procedure in accordance with
Section 24.01(iv).

       14.04 Upon notice of the assertion or proposed assertion of any Imposition described in Section 14.03, Grantor shall promptly and in good faith consult with Grantee concerning the underlying facts and whether to contest or to continue to contest such assertion or proposed assertion. Notwithstanding any provision herein to the contrary, Grantor shall have the right to contest any Imposition described in Section 14.03 above by any lawful and appropriate means (including by nonpayment of such Imposition), provided such nonpayment does not adversely affect the title (if applicable), rights or property delivered or to be delivered to Grantee pursuant hereto. The out-of-pocket costs and expenses (including reasonable attorney fees) incurred by Grantor in any such contest shall be shared by Grantor and Grantee in the same proportion as to which the parties would have shared in such Impositions, as they were originally assessed. Any refunds or credits resulting from a contest brought pursuant to this Section 14.04 shall be divided between Grantor and Grantee in the same proportion as to which such refunded or credited Impositions were borne by Grantor and Grantee. In any such event, Grantor shall provide timely notice of such challenge to Grantee. If Grantor chooses to proceed with such challenge after receipt of a written objection to the challenge from Grantee, Grantor shall conduct such challenge at its own cost and expense, provided that Grantee shall not receive the benefit of any refund or credit, if any, obtained as a result of a successful challenge. If Grantor does not contest an Imposition, Grantee shall have the right, after notice to Grantor, to contest such Imposition as long as such contest does not adversely affect the title, property or rights of Grantor. The out-of-pocket costs and expenses (including reasonable attorney's fees) incurred by Grantee in any such contest shall be shared by Grantee and Grantor in the same proportion as to which the parties shared in such Imposition, as it was originally assessed. Any refunds or credits resulting from a contest shall be divided between Grantee and Grantor in the same proportion as to which such refunded or credited Imposition was borne by Grantee and Grantor. If

Grantee chooses to proceed with such contest after receipt of written objection to the challenge from Grantor, Grantee shall conduct such challenge at its own cost and expense, provided that Grantor shall not receive the benefit of any refund or credit, if any, obtained as a result of a successful challenge; provided, however, that notwithstanding anything to the contrary in this Article 14, Grantor shall have complete authority over and discretion to control (including the authority to dismiss or not pursue) any contests relating to Impositions based upon the computation of Grantor's taxable income under the Internal Revenue Code or state income or franchise tax laws.

       14.05 Following the Acceptance Date for each Segment, Grantor and Grantee, respectively, shall be separately responsible for any and all Impositions (except for the Impositions described in clause (b) of Section 14.03, which shall constitute a part of the Actual Operating Expenses and shall be paid in accordance with Article 13) (i) expressly or implicitly imposed upon, based upon, or otherwise measured by the gross receipts, gross income, net receipts or net income received by or accrued to such party due to its respective interest in or use of such Segment and/or the Grantee Fibers and/or the Grantee Conduit located within such Segment, or (ii) which have been separately assessed or imposed upon the respective interest of such party in such Segment and/or the Grantee Fibers and/or the Grantee Conduit located within such Segment.

       14.06 Grantor and Grantee agree to cooperate fully in the preparation of any returns or reports relating to the Impositions. Grantor and Grantee further acknowledge and agree that the provisions of this Article 14 are intended to allocate the Impositions expected to be assessed against or imposed upon the parties with respect to the Grantor System based upon the procedures and methods of computation by which Impositions generally have been assessed and imposed to date, and that material changes in the procedures and methods of computation by which such assessments are assessed and imposed could significantly alter the fundamental economic assumptions underlying the transactions hereunder to the parties. Accordingly, Grantor and Grantee agree that, if in the future the procedures or methods of computation by which Impositions are assessed or imposed against the parties change materially from the procedures or methods of computation by which they are imposed as of the date hereof, the parties will negotiate in good faith an amendment to the provisions of this Article 14 in order to preserve, to the extent reasonably possible, the economic intent and effect of this Article 14 as of the date hereof.

       14.07 Notwithstanding anything in this Agreement to the contrary, in the event that Grantor fails to pay any Imposition it is required to pay under this Agreement Grantee may, at its option (i) pay such Imposition to the taxing authority assessing such Imposition and (ii) pay all subsequent Impositions assessed by such taxing authority, unless Grantee shall have received written notice from Grantor the Grantee will pay timely all such Impositions. In the event Grantee makes any payments pursuant to this Section 14.07, Grantor shall reimburse Grantee promptly upon demand for any and all amounts paid by Grantee.

                                    ARTICLE 15.

                               USE OF GRANTOR SYSTEM

       15.01 Grantee represents and warrants that it will use the Grantee Fibers and/or Grantee Conduit and the IRU hereunder in compliance with all applicable government codes, ordinances, laws, rules and regulations. Grantor represents and warrants that it will use the Grantor System, and shall obtain from each other user of the Grantor System a representation and warranty that it will use the Grantor System, in compliance with all applicable government codes, ordinances, laws, rules and regulations.

       15.02 Subject to the provisions of Article 6 and this Article 15, Grantee may use the Grantee Fibers, the Grantee Conduit and the IRU for any
lawful purpose.   Grantee acknowledges and agrees that it has no right to use any fibers, other than the Grantee Fibers, included or incorporated in the Grantor System, and that Grantee shall keep any and all of the Grantor System, other than the Grantee Fibers, the Grantee Conduit and Grantee's interest in and right to use the Associated Property, free from all Liens attributable to Grantee. Grantor acknowledges and agrees that it (i) has no right to use the Grantee Fibers or the Grantee Conduit, (ii) shall keep the portion of the Grantor System in which Grantee shall receive the IRU free and clear of all Liens attributable to

Grantor (other than the Liens in favor of Grantee created pursuant to this Agreement) and (iii) shall obtain an acknowledgment and agreement from each other Person that uses the Grantor System that such Person has no right to use the Grantee Fibers or the Grantee Conduit and shall keep the portion of the Grantor System in which Grantee shall receive the IRU free and clear of all Liens of any third party attributable to such person.

       15.03  (***).

       15.04 Neither Grantor nor Grantee shall use the Grantor System in a way which physically interferes in any way with or otherwise adversely affects the use of the fibers, cable or conduit of any other Person using the Grantor System, PROVIDED that customary and normal telecommunications activities will never be deemed to physically interfere with or otherwise adversely affect the use of the fibers, cable or conduit of any Person and Grantor shall obtain a similar agreement from each other Person that uses the Grantor System.

       15.05 Grantee and Grantor shall promptly notify each other of any matters pertaining to, or the occurrence (or impending occurrence) of, any event of which it is aware that could give rise to any damage or impending damage to or loss of the Grantor System, or any impairment of Grantee's right of use or other rights and privileges therein.

                                    ARTICLE 16.

                                  INDEMNIFICATION

       16.01 Subject to the provisions of Section 3.04, Section 16.07, Article 17 and Section 22.03, Grantor hereby agrees to indemnify, defend, protect and hold harmless Grantee, its Affiliates, the Designated Parties and their Affiliates, and their respective employees, officers, directors, agents and representatives (the "Grantee Indemnified Parties") from and against, and assumes liability for, any and all claims, injuries, losses, expenses, damages or liabilities of Grantee or any other Grantee Indemnified Party (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") which arise out of or result from, directly or indirectly, in whole or in part: (i) the breach by Grantor of any of its representations, covenants or other obligations hereunder; (ii) the negligence or willful misconduct of Grantor, its officers, employees, servants, Affiliates, agents, contractors, licensees, invitees and vendors arising out of or in connection with the performance by Grantor or such other Persons of their respective obligations under this Agreement; (iii) any violation by Grantor or its Affiliates of any regulation, rule, statute or court order of any Governmental Authority in connection with the performance by Grantor of its obligations under this Agreement; and (iv) any interference with or infringement of the rights of a third party as a result of a Grantee Indemnified Party's use of the Grantor System in accordance with the provisions of this Agreement.

       16.02 Grantee hereby agrees to indemnify, defend, protect and hold harmless Grantor and its Affiliates, and their respective employees, officers, directors, agents and representatives (the "Grantor Indemnified Parties") from and against, and assumes liability for, any and all Losses of Grantor or any other Grantor Indemnified Party which arise out of or result from, directly or indirectly, in whole or in part: (i) the breach by Grantee of any of its representations, covenants or other obligations hereunder; (ii) the negligence or willful misconduct of Grantee, its officers, employees, servants, Affiliates, agents, contractors, licensees, invitees and vendors arising out of or in connection with the performance by Grantee or such other Persons of their respective obligations under this Agreement; and (iii) any violation by Grantee or its Affiliates of any regulation, rule, statute or court order of any Governmental Authority in connection with the performance by Grantee of its obligations under this Agreement.

       16.03 Grantor and Grantee agree to promptly provide each other with notice of any claim which may result in an indemnification obligation hereunder, provided, however, that the indemnifying party's obligations hereunder shall not be affected by the failure to give such notice except to the extent that it can demonstrate that it was materially prejudiced thereby. The indemnifying party may defend such claim and, if it so elects, such defense shall be controlled by the indemnifying party and all costs associated with such defense shall be borne by the indemnifying party. In any such proceeding, the indemnified party shall have the right to participate in such defense at its own expense, provided that the indemnifying party shall pay the reasonable fees and expenses of counsel retained by the indemnified party in the event that (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceedings (including any impleaded parties) include both the indemnifying party and the indemnified party and the representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of the indemnified party, due to material, actual or potential differing interests between them. In the event that the indemnified party retains separate counsel at the indemnified party's expense in accordance with the foregoing sentence, the indemnified party and its counsel will reasonably cooperate with the indemnifying party and its counsel in order to minimize the indemnifying party's overall legal expenses relating to the claim. In no event shall the indemnifying party be liable for more than one firm of attorneys (in addition to local counsel with respect to any jurisdiction in which local counsel may be required) for all indemnified parties in any one legal action or group or related legal actions.

       16.04 The indemnifying party shall have the right to settle or compromise any such claim of which it has assumed the defense only upon the receipt of written consent to such settlement or compromise from the indemnified party, which consent shall not be unreasonably withheld or delayed; provided, however, that the indemnified party shall not be obligated to consent to any settlement unless it involves claims for money damages only or other relief not involving or affecting the indemnified party, which are being paid or performed in full by other than the indemnified party, and any such failure to consent shall not be deemed unreasonable.

       16.05 If the indemnifying party fails to assume the defense of a claim pursuant to Section 16.03, then, upon twenty (20) days notice to the indemnifying party setting forth the details thereof, the indemnified party shall have the right to pay, compromise or defend any such claim (without further notice to the indemnifying party) and to assert the amount of any payment on such claim plus the expense of defense or settlement as an indemnity claim. The indemnified party shall also have the right, exercisable in good faith and upon reasonable prior notice to the indemnifying party, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the claim by the indemnifying party and any expenses incurred by so acting shall be paid by the indemnifying party.

       16.06 Grantor and Grantee each expressly recognize and agree that its obligation to indemnify, defend, protect and save the other harmless is not a material obligation to the continuing performance of its obligations, if any, hereunder. In the event that a party shall fail for any reason to so indemnify, defend, protect and save the other harmless, the injured party hereby expressly recognizes that its sole remedy in such event shall be the right to bring legal proceedings against the other party for its damages as a result of the other party's said failure to indemnify, defend, protect and save harmless. These obligations shall survive the expiration or termination of this Agreement.

       16.07 Notwithstanding the foregoing provisions of this Article 16, to the extent Grantor is required under the terms and provisions of any Required Right to indemnify the grantor or provider thereof from and against any and all claims, suits, judgments, liabilities, losses and expenses arising out of the service interruption, cessation or unreliability of the Grantor System, regardless of whether such claims, suits, judgments, liabilities, losses or expenses arise from the sole or partial negligence, actions or inaction of such grantor or provider and its employees, servants, agents, contractors, sub-contractors or other Persons using the property covered by such Required Right, Grantee hereby releases such grantor or provider from, and hereby waives, all claims, suits, judgments, liabilities, losses and expenses for which Grantor would be otherwise be required to indemnify such Required Right grantor or provider (unless such indemnification is not enforceable as a matter of law) arising out of the service interruption, cessation or unreliability of the Grantor System regardless of whether such claims, suits, judgments, liabilities, losses or expenses arise from the sole or partial negligence, actions or inactions, of such grantor or provider or its employees, servants, agents, contractors, subcontractors or other Persons using the property covered by such Required Right.

                                ARTICLE 17.

                         LIMITATION OF LIABILITY

       Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other party for any special, incidental, indirect, punitive or consequential damages, whether foreseeable or not, arising out of, or in connection with such party's failure to perform its respective obligations hereunder, including, but not limited to, loss of profits or revenue (whether arising out of transmission interruptions or problems, any interruption or degradation of service or otherwise), or claims of customers, whether occasioned by any construction, reconstruction, relocation, repair or maintenance performed by, or failed to be performed by, the other party or any other cause whatsoever, including breach of contract, breach or warranty, negligence and strict liability, all claims for which damages are hereby specifically waived. Except as set forth in Section 16.07, nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages against any third party, including claims for indirect, special or consequential damages, based on any acts or omissions of such third party.

                                     ARTICLE 18.

                                      INSURANCE

       18.01 During the term of this Agreement, each party shall obtain and maintain, and shall require any of its permitted subcontractors to obtain and maintain, the following insurance, naming the other party as an additional insured: (i) not less than $5,000,000.00 combined single limit liability insurance, on an occurrence basis, for personal injury and property damage, including injury or damage arising from the operation of vehicles or equipment and liability for completed operations; (ii) worker's compensation insurance in amounts required by applicable law and employer's liability insurance with a limit of at least $1,000,000.00 per occurrence; (iii) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of vehicles of vehicles or equipment, with limits of not less than $1,000,000.00 per occurrence; and (iv) any other insurance coverages required under or pursuant to the Required Rights. Grantor shall require its subcontractors who are engaged in connection with the construction of the Grantor System to maintain insurance in the types and amounts as would be obtained by a prudent person to provide adequate protection against loss. In all circumstances, Grantor shall require its subcontractors to carry a minimum of $1,000,000 in commercial general liability insurance.
Grantee shall be listed as an additional insured on all polices set forth above, except workers' compensation. Grantor shall provide to Grantee a certificate of insurance evidencing such insurance coverage. Evidence of insurance furnished shall contain a clause stating Grantee "shall be notified in writing at least thirty (30) days prior to any cancellation of, or any material change or new exclusions in, the policy".

       18.02 During the term of this Agreement: (i) Grantee shall obtain and maintain "all risk" property insurance in an amount equal to the replacement costs of all electronic, optronic and other equipment utilized by Grantee in connection with the Grantee Fibers and/or Grantee Conduit, naming Grantor as an additional insured; and (ii) Grantor shall obtain and maintain "all risk" property insurance in amount equal to the replacement cost of the Regeneration and Opamp Facilities, naming Grantee as an additional insured.

       18.03 Both parties expressly acknowledge that a party shall be deemed to be in compliance with the provisions of this Article if it maintains an approved self-insurance program providing for a retention of up to $1,000,000.00. If either party provides any of the foregoing coverages on a claims made basis, such policy or policies shall be for at least a three (3) year extended reporting or discovery period.

       18.04 Unless otherwise agreed, all insurance policies shall be obtained and maintained with companies rated "A" or better by Best's Key Rating Guide and each party shall, upon request, provide the other party with an insurance certificate confirming compliance with the requirements of this Article 18.

       18.05 Grantee and Grantor shall each obtain from the insurance companies providing the coverages required by this Agreement, the permission of such insurers to allow such party to waive all rights of subrogation and such party does hereby waive all rights of said insurance companies to subrogation against the other party, its affiliates, subsidiaries, assignees, officers, directors and employees.

       18.06 In the event either party fails to maintain the required insurance coverages and a claim is made or suffered, such party shall indemnify and hold harmless the other party from any and all claims for which the required insurance would have provided coverage. In addition, in the event of any such failure which continues after seven (7) days' written notice thereof by the other party, such other party may, but shall not be obligated to, obtain such insurance and shall have the right to be reimbursed for the cost of such insurance by the party failing to obtain such insurance.

       18.07 In no event shall either Grantee or Grantor be required to obtain or maintain insurance against loss or damage to the Grantee Fibers or Grantee Conduit.

                                     ARTICLE 19.

                                    FORCE MAJEURE

       Except as may be otherwise specifically provided in this Agreement, neither party shall be in default under this Agreement if and to the extent that any failure or delay in such party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: acts of God, war, strikes and other similar catastrophic events beyond such party's control (***). The party claiming relief under this Article shall notify the other in writing of the existence of the event relied on, the steps it is taking or proposing to take to remedy such event and the cessation or termination of said event.

                                    ARTICLE 20.

                                ADDITIONAL COVENANTS

       20.01 Grantor and Grantee shall be entitled, to the extent permitted under applicable law, to jointly participate in any condemnation proceedings regarding the Grantor System, the Grantee Fibers, the Grantor Conduit, any Sublease or the Required Rights and to seek compensation by either joint or separate awards for the economic value of their respective interests in the portion of the Grantor System subject to such condemnation proceeding. If Grantor shall receive compensation with respect to any such condemnation proceeding under circumstances where Grantee does not, to the extent such compensation is not applied to relocate the affected portion of the Grantor System under Section 6.05, Grantee shall be entitled to a portion of the Grantor award commensurate with Grantee's rights under this Agreement. Grantor shall notify Grantee immediately upon receipt of a formal notice of condemnation or taking or of any similar threatened condemnation proceeding regarding the Grantor System, the Grantee Fibers, the Grantee Conduit, or the Required Rights. Grantor shall not sell the Grantor System

(or any portion thereof) or any Required Rights to an acquiring agency authority or other party in lieu of condemnation without prior written notice of at least thirty (30) days to Grantee. Grantee's rights under this Section 20.01 shall be in addition to, not in substitution of, Grantee's rights under Section 6.05.

       20.02 All transactions between Grantor and any of its Affiliates relating to this Agreement (including, without limitation, transactions relating to the maintenance of the Grantor System) shall be upon fair and reasonable terms that are no less favorable to Grantor than those which would have been obtained in a comparable arm's-length transaction with a Person not an Affiliate. Grantor shall provide Grantee with prompt written notice, including a reasonably detailed summary of the economic terms, of all such transactions.

       20.03 Except to the extent prohibited by any Required Right, Grantor agrees, upon request of Grantee, to execute, acknowledge and deliver such documents or instruments as Grantee shall deem necessary or appropriate to evidence or safeguard the IRU, the transfer of title contemplated by this Agreement, any Sublease and the security interest provided for in Section 3.03. If Grantor files any documents on its own behalf, it will simultaneously file documents in the same location for Grantee at Grantee's cost, if so requested.

       20.04 To the extent that the Hart-Scott-Rodino AntiTrust Improvements Act of 1976, as amended (the "HSR Act"), applies to any of the transactions contemplated by this Agreement, Grantee and Grantor shall take promptly all actions necessary to make any filings required under the HSR Act with respect to such transactions and to resolve any investigation or other inquiry concerning such transactions commenced by the Federal Trade Commission or the AntiTrust Division of the United States Department of Justice or any state attorneys general. Notwithstanding anything in this Agreement to the contrary, in the event the HSR Act is applicable to any of the transactions contemplated by this Agreement, then this Agreement shall not become effective (except for the provisions of Articles 20, 21 and 23 through 31), and no payments shall be due hereunder, until the requirements of the HSR Act and any similar antitrust law applicable to such transactions shall have been satisfied and the waiting period thereunder shall have expired or been terminated.

       20.05 On and after the date hereof, Grantor's obligations under this Agreement shall be guaranteed by Level 3 Communications, Inc., (or, subject to the consent of Grantee, which consent shall not be unreasonably withheld, any other entity) pursuant to a guaranty in the form of Exhibit "N" attached hereto.

       20.06 On and after the date hereof, Grantee's obligations under this Agreement shall be guaranteed by NEXTLINK Communications, Inc., Eagle River Investments, LLC or Nextel Communications, Inc. (or, subject to the consent of Grantor, which consent shall not be unreasonably withheld, any other entity) (each, a "Permitted Guarantor"), pursuant to one or more guaranties in the form of Exhibit "O" attached hereto. From time to time after the date hereof, (i) a Permitted Guarantor which has not previously delivered such a guaranty may execute and deliver such a guaranty to Grantor and (ii) a Permitted Guarantor may cancel a guaranty previously delivered by such Permitted Guarantor or reduce or increase the percentage of such obligations guaranteed by such Permitted Guarantors' guaranty, PROVIDED that at all times after the date hereof 100% of such obligations in the aggregate are guaranteed by one or more of the Permitted Guarantors and PROVIDED further that without the consent of Grantor, which shall not be unreasonably withheld, the percentage of such obligations guaranteed by any Permitted Guarantor's guaranty shall not be increased if such Permitted Guarantor has suffered a material adverse change in its financial condition or prospects relative to such condition or prospects on the date hereof.

                                    ARTICLE 21.

                                    ASSIGNMENT

       21.01 Neither party shall assign, encumber or otherwise transfer this Agreement to any other Person without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, each party shall have the right, without the other party's consent, but with prior written notice to the other party, to assign or otherwise transfer this Agreement, in whole or in part, (i) as collateral to any institutional lender of such party subject to the prior rights and obligations of the parties hereunder, (ii) in the case of Grantor, to an Affiliate of Grantor, or to any entity with which Grantor may be merged or consolidated, or which purchases all or substantially all of the assets of Grantor, or (iii) in the case of Grantee, to any Designated Party; provided that in each of clauses (i) through (iii) above, such party shall not be released from its obligations hereunder. Any assignee or transferee shall be subject to all of the provisions of this Agreement (except that any lender referred to in clause (i) above shall not be restricted from exercising any right of enforcement or foreclosure with respect to any related security interest or lien, so long as the purchaser in foreclosure is subject to the provisions of this Agreement (whether before or after foreclosure) and neither Grantor's nor Grantee's rights and obligations hereunder are otherwise impaired or adversely affected).

       21.02 Any and all additional fees, charges, costs or expenses which result under the Required Rights or otherwise as a result of any permitted assignment or transfer of this Agreement by a party shall be paid by such party.

        21.03 This Agreement and each of the parties' respective rights and obligations under this Agreement, shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

       21.04 Nothing contained in this Article 21 shall be deemed or construed to prohibit Grantor from selling, leasing, granting indefeasible rights of use or entering into similar agreements or arrangements with other Persons respecting any fibers and conduit constituting a part of the Grantor System, provided that no such sale, lease, grant, agreement or arrangement shall impair or otherwise adversely affect Grantee's rights and privileges hereunder and Grantor complies with all of its obligations hereunder in connection therewith.

                                    ARTICLE 22.

                           REPRESENTATIONS AND WARRANTIES

       22.01 Each party represents and warrants that: (i) it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;
(ii) it is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a material adverse effect on its business, operations, condition (financial or otherwise) or properties or Grantee's or Grantor's rights and obligations hereunder; (iii) has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement; (iv) it has taken all requisite corporate action to approve the execution, delivery and performance of this Agreement; (v) this Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and (vi) its execution, delivery and performance of this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any Governmental Authority and shall not conflict with or result in the breach of, or constitute a default under (a) in the case of Grantor, any contract, loan agreement, indenture, mortgage, deed of trust, lease, Required Right agreement, indefeasible right of use agreement or other agreement binding on or affecting Grantor or any of its properties, or (b) in the case of Grantee, any contract, loan agreement, indenture, mortgage, deed of trust, lease, or other agreement binding on or affecting Grantee or any of its properties.

       22.02  [Intentionally omitted]

       22.03 Grantor represents and warrants that the Segments of the Grantor System that it delivers pursuant hereto shall be constructed in accordance with the specifications set forth in the applicable Exhibit attached hereto and in
Section 8.01; provided Grantee's
sole rights and remedies against Grantor with respect to any breach of such representation shall be those set forth in Sections 8.07 and 12.02 of this Agreement.

       22.04 EXCEPT AS SET FORTH IN THE FOREGOING SECTIONS 22.01 and 22.03, GRANTOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE GRANTEE FIBERS, THE GRANTEE CONDUIT, THE ASSOCIATED PROPERTY OR THE GRANTOR SYSTEM, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

       22.05 Grantee acknowledges and agrees that Grantor shall have no liability with respect to any defect in or failure of the Grantee Fibers and/or Grantee Conduit to perform in accordance with the vendor's or manufacturer's warranties applicable to such Grantee Fibers and/or the Grantee Conduit, PROVIDED that such defect or failure is not attributable to any breach by Grantor of its obligations under this Agreement. Grantor shall (i) provide Grantee with copies of all manufacturer's, vendor's, contractor's or other warranties applicable to the Grantee Fibers and/or the Grantee Conduit within each Segment, (ii) use commercially reasonable best efforts to cause all such warranties to be in effect for at least twelve months after the Acceptance Date for such Segment and to use commercially reasonable best efforts to obtain additional warranty coverage after such 12-month period, (iii) to the extent the assignment of any such warranty is not prohibited by the terms thereof, assign all such warranties with respect to the Grantee Fiber or Grantee Conduit to Grantee on or prior to the Acceptance Date of such Segment, and (iv) to the extent assignment of any such warranty is prohibited by the terms thereof and any maintenance or repairs to the Grantor System are required as a result of a breach of any such warranty, Grantor shall pursue all remedies against such manufacturers, contractors or vendors on behalf of Grantee and other Persons having the right of use of the Grantor System, and Grantor shall reimburse Grantee's costs for any maintenance Grantee has incurred as a result of any breach of warranty to the extent the manufacturer, contractor or vendor pays such costs.

       22.06 Grantor and Grantee acknowledge and agree that for purposes of federal, state and local law, (i) the grant of the IRU to the Grantee in the Grantee Fibers, the Grantee Conduit and the Associated Property for each Segment hereunder shall be treated by each of them as an executed grant to Grantee of an interest in real property with respect to such Segment, (ii) to the extent that ownership of the Grantee Fibers and the Grantee Conduit is transferred to Grantee hereunder, such grant shall constitute a transfer of title of real property and to the extent that ownership of the Grantee Fibers and the Grantee Conduit is not transferred to Grantee hereunder, such grant shall constitute a leasehold interest in real property, (iii) no material obligation of either Grantee or Grantor shall remain to be performed with respect to such grant or Segment and (iv) with respect to each such grant, this Agreement is not intended as an executory contract or unexpired lease subject to assumption, rejection or assignment by the trustee in bankruptcy of any party to this Agreement, including, without limitation, assumption, rejection or assignment under Section 365 of the Bankruptcy Code.

       22.07 The representations of Grantor and Grantee under Section 22.01 shall be deemed to have been made on the date hereof and on each date on which Grantee is required to make an IRU Contribution or Recurring Charge payment hereunder.

                                    ARTICLE 23.

                                  CONFIDENTIALITY

       23.01 Grantor and Grantee hereby agree that if either party provides confidential or proprietary information to the other party ("Proprietary Information"), such Proprietary Information shall be held in confidence, and the receiving party shall afford Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party. The parties acknowledge and agree that all information disclosed by either party to the other in connection with or pursuant to this Agreement shall be deemed to be Proprietary Information provided that written information is clearly marked in a conspicuous place as being confidential or proprietary and verbal information is indicated as being confidential or proprietary when given and promptly confirmed in writing as such thereafter. All Proprietary Information, unless otherwise specified in writing, shall remain the property of the disclosing party, shall be used by the receiving party only for the intended purpose, and such written Proprietary Information, including all copies thereof, shall be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon the request of the disclosing party. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purpose and intent of this Agreement, or as otherwise may be permitted in writing by the disclosing party.

       23.02 The foregoing provisions of Section 23.01 shall not apply to any Proprietary Information which (i) becomes publicly available other than through the disclosing party; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is independently developed by the receiving party; or (iv) becomes available to the receiving party on a non-confidential basis from a third party which is not actually known by the receiving party to be bound by a confidentiality agreement or obligation. If any Proprietary Information is required to be disclosed pursuant to the foregoing clause (ii), the party required to make such disclosure shall promptly inform the other party of the requirements of such disclosure.

       23.03 Notwithstanding anything in this Article 23 to the contrary, either party may disclose Proprietary Information to its employees, agents, and legal and financial advisors and providers (including its existing and prospective lenders, joint venture partners and other financiers) to the extent necessary or appropriate in connection with the negotiation and/or performance of this Agreement or in obtaining financing, provided that each such party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure.

       23.04 The parties shall (i) maintain in confidence both the fact that this Agreement has been entered into and its contents and (ii) without limiting the foregoing clause (i), not refer to this Agreement or the other party in any press release, marketing materials, governmental filing or other documents or publications, in each case without the consent of such other party (which consent shall not be unreasonably withheld), except in each case (a) to the extent required by law (and in such case, only after reasonable prior written notice to the other party), (b) in the case of Grantee, to customers or potential customers of Grantee, (c) to employees, agents and legal and financial advisors and providers as provided in Section 23.03 and (d) in connection with public filings made pursuant to
Section 23.02.

       23.05 The provisions of this Article 23 shall survive expiration or termination of this Agreement.

                                    ARTICLE 24.

                                DISPUTE RESOLUTION.

       24.01 If the parties are unable to resolve any dispute arising under or relating to this Agreement, including, without limitation, any disagreement as to the appropriate reduction of the IRU Contribution and/or Recurring Charge described in Article 7, the parties shall resolve such disagreement or dispute as follows:

              (i) The matter shall first be referred by either party to the chief executive officers or the chief operating officers of the parties by written notice to the other party (the "Dispute Notice"). Within fifteen (15) days after delivery of the Dispute Notice such officers of both parties shall meet at a mutually acceptable time and place to exchange all relevant information in an attempt to resolve the dispute. All negotiations conducted by such officers shall be confidential and shall be treated as compromise and settlement negotiations for purposes of federal and state rules of evidence.

              (ii) If the matter has not been resolved within thirty (30) days after delivery of the Dispute Notice, or if such officers fail to meet within fifteen (15) days after delivery of such Dispute Notice, either party may initiate mediation and, if applicable, arbitration in accordance with the procedures set forth in (iii) and (iv) below.

              (iii) If such officers are unable to resolve the dispute or have failed to meet, the parties agree to participate in a non-binding mediation procedure as follows: (A) a mediator will be selected by having counsel for each party agree on a single person to act as mediator. The parties' counsel as well as up to three representatives of each of the parties will appear before the mediator at a time and place determined by the mediator, but not more than sixty (60) days after delivery of the Dispute Notice. The fees of the mediator and other costs of the mediation will be shared equally by the parties. (B) Each party will present a review of the matter and its position with respect to such matter. At the conclusion of both presentations the parties may ask questions of each other. Either party may abandon the mediation procedure at the end of the presentation and question periods and the mediation procedure shall not be binding on either party.

              (iv) If the matter is not resolved after attempts at mediation as set forth above, or if either party refuses to take part in the mediation process, the parties hereby agree to submit all such matters to arbitration in Wilmington, Delaware according to the commercial rules and practices of the American Arbitration Association from time to time in effect. Arbitration shall be by three independent and impartial arbitrators. Such arbitrators shall have experience in the subject matter involved in the dispute, unless both parties agree in writing to waive any such requirement. Each of the parties shall appoint one arbitrator within fifteen (15) days after initiation of arbitration and the two arbitrators so appointed shall select a third arbitrator within ten
(10) days of their appointment, which third arbitrator shall be the chair of the panel. In the event the parties or the arbitrators fail to select arbitrators as required herein, the American Arbitration Association shall select such arbitrators. The arbitrators shall conduct a hearing no later than sixty (60) days after initiation of the matter to arbitration and a decision shall be rendered by the arbitrators within thirty (30) days of the hearing. At the hearing the parties shall present such evidence and witnesses as they may chose with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony it determines to be relevant in accordance with procedures it determines to be appropriate. Consistent with the expedited nature of arbitration provided in this Agreement, each party shall, upon the written request of the other party, promptly provide the other with copies of documents relevant to issues raised by any claim or counterclaim submitted to arbitration. Any dispute regarding the relevance or scope of discovery shall be determined by the chair of the arbitration panel, whose determination shall be conclusive. All discovery shall be commenced promptly after the initiation of arbitration and shall be completed no less than ten (10) days before the scheduled arbitration date.
The arbitration determination shall be in writing and shall specify the factual and legal bases for the determination. The parties agree to abide by all decisions and determinations rendered in such proceedings and such decisions and determinations shall be final and binding on the parties. The arbitrators shall have the power, if requested by any party in connection with an arbitration hereunder, to order any preliminary and/or final injunctive relief or equitable relief requested by a party and deemed appropriate by the arbitrators solely to carry out the provision of this Agreement. All such decisions and determinations may be filed for confirmation in any federal court located in the State of Delaware. The arbitrators, fees and other costs of arbitration (including, without limitation, attorneys' fees) shall be borne by the party against whom the award is rendered except as the arbitration panel may otherwise provide.

       24.02 Notwithstanding anything in this Agreement to the contrary, and without first complying with the dispute resolution procedures set forth in this
Article 24, Grantee may apply to any court of competent jurisdiction where the Grantor System is located for preliminary injunctive relief or specific performance in accordance with Section 24.03, in the event that Grantee's use of the Grantee Fibers, Grantee Conduit and Associated Property, or its rights and privileges hereunder, are jeopardized by virtue of an alleged breach by Grantor of its obligations hereunder.

       24.03 Subject to Sections 3.04 and 7.02, Grantor acknowledges and agrees that, in light of the unique derivative nature of Grantee's rights hereunder and the importance of the Grantor System to Grantee's business operations as well as the provisions of Article 17 limiting certain claims for monetary liability, Grantee would not have an adequate remedy at law for money damages if any of the covenants or agreements contained in this Agreement were not performed in accordance with their terms and therefore agrees that Grantee shall be entitled to specific enforcement of such covenants and agreements in any arbitration proceeding pursuant to Section 24.01 or any judicial proceeding pursuant to Section 24.02.

                                    ARTICLE 25.

                                      NOTICES

       All notices or other communications which are required or permitted herein shall be in writing and sufficient if delivered personally, sent by nationally recognized prepaid overnight air courier, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


IF TO GRANTOR:                         Level 3 Communications, LLC
                                       1450 Infinite Drive
                                       Louisville, CO  80027
                                       Attention:  Dan Caruso


with a copy to:                        Level 3 Communications, LLC
                                       3555 Farnam Street, Ste.200
                                       Omaha, NE  68131
                                       Attention:  General Counsel


IF TO GRANTEE:                         INTERNEXT, LLC
                                       c/o NEXTLINK Communications, Inc.
                                       500 108th Avenue, NE, Ste. 2200
                                       Bellevue, WA  98004
                                       Attention:  General Counsel


with a copy to:                        NEXTLINK Communications, Inc.
                                       1730 Rhode Island Avenue, NW  Ste. 1000
                                       Washington, DC  20036
                                       Attention:  Counsel

or at such other address as the party to whom notice is be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered personally, on the business day after dispatch if sent by overnight air courier, or on the seventh business day after posting if sent by mail.

                                    ARTICLE 26.

                       ENTIRE AGREEMENT; AMENDMENT; HEADINGS

       This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly
authorized representative of each party.   The title and headings of this
Agreement and its various Articles are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                                    ARTICLE 27.

                            RELATIONSHIP OF THE PARTIES

       The relationship between Grantee and Grantor shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including but not limited to federal income tax purposes.

                                    ARTICLE 28.

                                    COUNTERPARTS

       This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

                                    ARTICLE 29.

                       GOVERNING LAW, VENUE AND JURISDICTION

       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles. Except as provided in Article 24, any litigation based hereon, or arising out of or in connection with a default by either party in the performance of its obligations hereunder, shall be brought and maintained exclusively in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and each party hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such litigation and waives any objection based on forum non conveniens or otherwise.

                                    ARTICLE 30.

                                    SEVERABILITY

       If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                                     ARTICLE 31.

                             NO THIRD PARTY BENEFICIARIES

       Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors or assigns and the Persons entitled to indemnification under Article 16 hereof.

                                     ARTICLE 32.

                                  FURTHER ASSURANCES

       Each party shall take such other actions as may from time to time be necessary or appropriate in order to carry out the intent and purpose of this Agreement and the transactions contemplated hereby.


       IN WITNESS WHEREOF, Grantor and Grantee have executed this IRU Agreement as of the date first above written.


                                          LEVEL 3 COMMUNICATIONS, LLC, a
                                          Delaware limited liability company


                                          By  /s/ Kevin J. O'Hara
                                              -----------------------------
                                          Title:  President


                                          INTERNEXT, LLC, a
                                          Delaware limited liability company


                                          By  /s/ Wayne Perry
                                              -----------------------------
                                          Title:  Manager

                                    EXHIBIT "A-2"
                                      CITY LIST

                                     No.                Major Cities
                                     ---                ------------
                                       1                         New York City
                                       2                                Boston
                                       3                      Washington, D.C.
                                       4                          Philadelphia
                                       5                               Chicago
                                       6                                Denver
                                       7                               Detroit
                                       8                               Seattle
                                       9                               Houston
                                      10                                Dallas
                                      11                               Atlanta
                                      12                           Los Angeles
                                      13                         San Francisco
                                      14                             San Diego
                                      15                              San Jose
                                      16                                Newark
                                      17                             Baltimore
                                      18                                 Miami
                                      19                                 Tampa
                                      20                               Orlando
                                      21                               Toronto
                                      22                             St. Louis
                                      23                            Cincinnati
                                      24                            Pittsburgh
                                      25                              Portland

                                                      Non-Major Cities
                                                      ----------------
                                      26                               Phoenix
                                      27                             Cleveland
                                      28                              Stamford
                                      29                          White Plains
                                      30                             Princeton
                                      31                              Richmond
                                      32                             Charlotte
                                      33                            Sacramento
                                      34                               Raleigh
                                      35                           Kansas City
                                      36                              Hartford
                                      37                                Austin
                                      38                               Memphis
                                      39                             Nashville
                                      40                                 Omaha
                                      41                        Salt Lake City


                                      42                           San Antonio
                                      43                             Vancouver
                                      44                          Indianapolis
                                      45                          Jacksonville
                                      46                              Montreal
                                      47                           New Orleans
                                      48                            Louisville
                                      49                            Wilmington
                                      50                             Las Vegas

In the event Grantor elects not to construct Phase Three, Toronto, Vancouver and Montreal shall be removed from the above City List and Grantee may (i) move a city from the Non-Major Cities list to the Major Cities list, and (ii) designate up to three of the following cities as Non-Major Cities: El Paso, Stratford, Fort Worth, Albany or Buffalo.

EXHIBIT "N"

                                  GUARANTY AGREEMENT

              GUARANTY AGREEMENT, dated as of July __, 1998, between Level 3 Communications, Inc., a _______ corporation ("Guarantor"), and ________, a _______ [Grantee]("Beneficiary").

                                W I T N E S S E T H :

              WHEREAS, Guarantor is, directly or indirectly, the owner of 100% of the issued and outstanding membership interests in Level 3 Communications, LLC, a Delaware limited liability company ("Grantor");

       WHEREAS, Beneficiary and Grantor have entered into an IRU Agreement, dated as of July 18, 1998 (the "IRU Agreement"), providing for the grant to Beneficiary of ownership of and/or an indefeasible right to use certain facilities in the Grantor System (as defined in the IRU Agreement); and

       WHEREAS, pursuant to the terms of the IRU Agreement, Grantor's obligations under the IRU Agreement are required to be guaranteed by Guarantor.

       NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows:

              1. DEFINED TERMS. Capitalized terms used herein without other definition shall have the respective meanings ascribed to them in the IRU Agreement.

              2. GUARANTY. Guarantor hereby unconditionally and irrevocably guarantees to Beneficiary (a) the due, prompt and complete payment by Grantor of all amounts due to Beneficiary under the IRU Agreement, when and as the same shall become due and payable and (b) the due, prompt and faithful performance of, and compliance with, all other covenants, undertakings and obligations of Grantor set forth in the IRU Agreement (the obligations referred to in clauses
(a) and (b) of this Section 2 are herein referred to collectively as the "Guaranteed Obligations").

       This guaranty is a guaranty of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Grantor or upon any other event or condition whatsoever. If for any reason whatsoever Grantor shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable or to perform or comply with any other Guaranteed Obligation, Guarantor will forthwith pay or cause to be paid the Guaranteed Obligations to Beneficiary, in lawful money of the United States, or perform or comply with such Guaranteed Obligations or cause such

Guaranteed Obligations to be performed or complied with. Guarantor, promptly after demand, will reimburse Beneficiary for all costs and expenses of collecting such amounts or otherwise enforcing this Agreement, including, without limitation, the fees and expenses of counsel. Notwithstanding any other provision of this Agreement to the contrary, Guarantor shall have all rights of Grantor under IRU Agreement with respect to the determination of amounts due and determination of other obligations, including, without limitation, the provisions of Article 24 of the IRU Agreement, except to the extent that such rights have been exhausted or waived by Grantor.

              3. REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants as follows:

                     (a) ORGANIZATION, GOOD STANDING, ETC. Guarantor is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into and to carry out the terms of this Agreement.

                     (b) AUTHORIZATION AND ENFORCEABILITY. The execution and delivery by Guarantor of this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith, the performance by Guarantor of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate acts and other proceedings of Guarantor. This Agreement and all other agreements and documents to be executed and delivered by Guarantor in connection herewith have been duly and validly executed and delivered by Guarantor and constitute legal, valid and binding obligations of Guarantor, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangment, fraudulent transfers, conservatorship or other laws (including court decisions) affecting the enforcement of creditors' rights generally.

                     (c) RELATIONSHIP TO COMPANY. Guarantor owns, directly or indirectly, 100% of the issued and outstanding membership interests in Grantor.

                     (d) COMPLIANCE WITH OTHER INSTRUMENTS, ETC. The execution and delivery by Guarantor of, and performance of the obligations of Guarantor under, this Agreement will not result in any violation of or be in conflict with or constitute a default under any term of any agreement or instrument to which it is a party or by which it is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority or result in the creation of (or impose any obligation on Guarantor to create) any lien upon any of the properties or assets of Guarantor pursuant to any such term, which violation, conflict, default or lien might have a materially adverse effect on the business, operations, condition (financial or physical), properties, net assets or liabilities of Guarantor or upon the ability of Guarantor to perform its obligations under this Agreement.

                     (e) GOVERNMENTAL CONSENT. No consent, approval or authorization of, or declaration or filing with, any governmental authority, on the part of Guarantor is required for the valid execution and delivery of this Agreement and the due performance of the obligations of Guarantor under this Agreement.

              4. GUARANTOR'S OBLIGATIONS UNCONDITIONAL. The obligations of Guarantor under this Agreement are primary, absolute and unconditional obligations of Guarantor, are not subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment or defense based upon any claim Guarantor or any other person may have against Grantor, Beneficiary or any other person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Guarantor or Grantor shall have any knowledge or notice thereof), including, without limitation:

                     (a) any amendment of or change in, or termination or waiver of, the IRU Agreement;

                     (b) any furnishing, acceptance or release of, or any defect in any security for, any of the Guaranteed Obligations;

                     (c) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in the IRU Agreement, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of the IRU Agreement;

                     (d) any failure, omission or delay on the part of Beneficiary to enforce, assert or exercise any right, power or remedy conferred on it in this Agreement;

                     (e) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshalling of assets and liabilities or similar proceedings with respect to Grantor or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

                     (f) any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of the IRU Agreement;

                     (g) any merger or consolidation of Grantor or Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of Grantor or Guarantor to any other person;

                     (h) any change in the ownership of any membership interests in Grantor, or any change in the corporate relationship between Grantor and Guarantor, or any termination of such relationship; or

                     (i) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unfore seen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against Guarantor.

              5. FULL RECOURSE OBLIGATIONS. The obligations of Guarantor set forth herein constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties.

              6. WAIVER. Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in
Section 4, (b) notice to Guarantor of the incurrence of any of the Guaranteed Obligations, notice to Guarantor or Grantor of any breach or default by Grantor with respect to any of the Guaranteed Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of Beneficiary against Guarantor, (c) presentment to or demand of payment from Grantor or Guarantor with respect to any Guaranteed Obligation or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion, exercise or exhaustion by Beneficiary of any right, power, privilege or remedy conferred in the IRU Agreement or otherwise, (e) any requirement of diligence on the part of Beneficiary, (f) any requirement to mitigate the damages resulting from any default under the IRU Agreement, (g) any notice of any sale, transfer or other disposition of any right, title to or interest in the IRU Agreement, (h) any release of Guarantor from its obligations hereunder resulting from any loss by it of its rights of subrogation hereunder and (i) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against Guarantor.

              7. SUBROGATION. Upon the payment and performance in full of all Guaranteed Obligations, Guarantor shall be subrogated to the rights of Beneficiary in respect of any payment or other obligation with respect to which an amount has been payable by Guarantor hereunder. Guarantor shall not seek to exercise any rights of subrogation, reimbursement or indemnity arising from payments made by Guarantor pursuant to the provisions of this Agreement until the full and complete payment or performance and discharge of the Guaranteed Obligations.

              8. EFFECT OF BANKRUPTCY PROCEEDINGS, ETC. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time any payment made by any person on account of any of the sums due Beneficiary pursuant to the terms of the IRU Agreement is rescinded or must otherwise be restored or returned by such holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Grantor or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Grantor or other person or any substantial part of its property, or otherwise, all as though such payment had not been made.

              9. TERM OF AGREEMENT. This Agreement and all guarantees, covenants and agreements of Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and other independent payment obligations of Guarantor under this Agreement shall be paid and performed in full and all of the agreements of Guarantor hereunder shall be duly paid and performed in full.

              10. NOTICES. All notices under the terms and provisions hereof shall be in writing, and shall be delivered or sent by telex or telecopy or mailed by first-class mail, postage prepaid, addressed, (a) if to Beneficiary, at the address set forth in Article 25 of the IRU Agreement, or at such other address as Beneficiary shall from time to time designate in writing to Guarantor and (b) if to Guarantor, at __________________, or at such other address as Guarantor shall from time to time designate in writing to Beneficiary. Any notice so addressed shall be deemed to be given when so delivered or sent or, if mailed, on the third business day after being so mailed.

              11. AMENDMENTS, ETC. No amendment, alteration, modification or waiver of any term or provision of this Agreement, nor consent to any departure by Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Beneficiary, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

              12. SUBMISSION TO JURISDICTION. Guarantor, for itself and its successors and assigns, hereby irrevocably (a) agrees that any legal or equitable action, suit or proceeding against Guarantor arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing may be instituted in any state or federal court in the State of Delaware, (b) waives any objection which it may now or hereafter have to the venue of any action, suit or proceeding, (c) irrevocably submits itself to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in the State of Delaware for purposes of any such action, suit or proceeding. Guarantor waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 10, and service so made shall be deemed completed on the third business day after mailing. Nothing contained in this Section 12 shall be deemed to affect the right of Beneficiary to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any jurisdiction.

              13. WAIVER OF JURY TRIAL. EACH OF GUARANTOR AND BENEFICIARY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

              14. SURVIVAL. All warranties, representations and covenants made by Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by Beneficiary and shall survive the execution and delivery of this Agreement, regardless of any investigation made by Beneficiary or on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by Guarantor hereunder.

              15. MISCELLANEOUS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. The terms of this Agreement shall be binding upon, and inure to the benefit of, Guarantor and Beneficiary and their respective successors and assigns. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Guarantor and Beneficiary. The section and paragraph headings in this Agreement and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Agreement. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to applicable principles of conflicts of law.

              16. SPECIAL COVENANTS. Guarantor, as issuer, and IBJ Schroder Bank and Trust Company, as trustee, are parties to a certain Indenture dated as of April 28, 1998 respecting $2,000,000,000 9-1/8% Senior Notes due 2008 (the "Indenture"). Sections 801, 1005, 1016 and 1018 (including related definitions) of the Indenture, as the same may be amended or modified from time to time shall be deemed incorporated herein by reference and deemed obligations of Guarantor to Beneficiary for and during the period commencing with the date hereof and ending on the final completion of the Grantor System (excluding any Segments terminated by Beneficiary or otherwise undelivered by Grantor pursuant to Section 3.04 of the IRU Agreement), following which, the covenants and agreements of Guarantor in this Section 16 shall terminate and such sections of the Indenture shall no longer be deemed incorporated herein by reference. Guarantor shall deliver to Beneficiary on request (but not more than once per year), a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of Guarantor's compliance during the period covered by such report with all conditions and covenants of this Agreement.

              17.    QUALIFICATION TO SPECIAL COVENANTS..  The provisions of
section 16 of this Agreement shall be of no force or effect during any period that, if Guarantor has publicly-traded common stock, the total market value of Guarantor's outstanding common stock as determined on the basis of closing price (or, if Guarantor is privately held, the total value of its outstanding common stock, as demonstrated to the reasonable satisfaction of Beneficiary) exceeds $1.5 billion.

              IN WITNESS WHEREOF, Guarantor and Beneficiary have each caused this Agreement to be duly executed as of the day and year first above written.

                                   LEVEL 3 COMMUNICATIONS, INC.,
                                    as Guarantor


                                   By
                                     ---------------------------------------
                                        Title:


                                   -----------------------------------------
                                         as Beneficiary


                                   By
                                      --------------------------------------
                                         Title:

                                    EXHIBIT "O"

                                  GUARANTY AGREEMENT

              GUARANTY AGREEMENT, dated as of _____ __, ____, between [Name of Permitted Guarantor], a _______ corporation ("Guarantor"), and Level 3 Communications, LLC, a Delaware Limited Liability Company ("Beneficiary").

                                W I T N E S S E T H :

              WHEREAS, Guarantor is, directly or indirectly, the owner of [__]% of the issued and outstanding [membership interests in][capital stock of] INTERNEXT, LLC a Delaware limited liability company ("Grantee");

              WHEREAS, Beneficiary and Grantee have entered into an IRU Agreement, dated as of July 18, 1998 (the "IRU Agreement"), providing for the grant to Grantee of an indefeasible right to use and/or ownership of certain facilities in the Grantor System (as defined in the IRU Agreement);

              WHEREAS, pursuant to the terms of the IRU Agreement, Grantee's obligations under the IRU Agreement are required to be guaranteed from time to time by one or more of the Permitted Guarantors (as defined in the IRU Agreement); and

              WHEREAS, Guarantor is a Permitted Guarantor.

       NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto agree as follows:

              1. DEFINED TERMS. Capitalized terms used herein without other definition shall have the respective meanings ascribed to them in the IRU Agreement. In addition, the following terms shall have the following meanings:

              (a) "Guaranteed Obligations" shall mean, as of any date of determination, an amount equal to (but not exceeding) __% of the the IRU Obligations, provided that any IRU Obligations (including, without limitation, interest and penalty obligations) resulting from or relating to another Permitted Guarantor's failure to make any payment under such Permitted Guarantor's guaranty shall be excluded for purposes of determining Guaranteed Obligations.

              (b) "IRU Obligations" shall mean (i) the due, prompt and complete payment of all amounts due to Beneficiary by Grantee under the IRU Agreement, when and as the same shall become due and payable and (ii) the due, prompt and faithful performance of, and compliance with, all other covenants, undertakings and obligations of Grantee set forth in the IRU Agreement.

              2. GUARANTY. Guarantor hereby unconditionally and irrevocably guarantees to Beneficiary the Guaranteed Obligations. This guaranty is a guaranty of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Grantee or upon any other event or condition whatsoever. If for any reason whatsoever Grantee shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable or to perform or comply with any other Guaranteed Obligation, Guarantor will forthwith pay or cause to be paid the Guaranteed Obligations to Beneficiary, in lawful money of the United States, or perform or comply with such Guaranteed Obligations or cause such Guaranteed Obligations to be performed or complied with. Guarantor, promptly after demand, will reimburse Beneficiary for all costs and expenses of collecting such amounts or otherwise enforcing this Agreement, including, without limitation, the fees and expenses of counsel. Notwithstanding any other provision of this Agreement to the contrary, Guarantor shall have all rights of Grantee under IRU Agreement with respect to the determination of amounts due and determination of other obligations, including, without limitation, the provisions of Article 24 of the IRU Agreement, except to the extent that such rights have been exhausted or waived by Grantee.

              3. REPRESENTATIONS AND WARRANTIES. Guarantor hereby represents and warrants as follows:

              (a) ORGANIZATION, GOOD STANDING, ETC. Guarantor is a corporation duly organized and validly existing and in good standing under the laws of the State of _______ and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into and to carry out the terms of this Agreement.

              (b) AUTHORIZATION AND ENFORCEABILITY. The execution and delivery by Guarantor of this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith, the performance by Guarantor of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate acts and other proceedings of Guarantor. This Agreement and all other agreements and documents to be executed and delivered by Guarantor in connection herewith have been duly and validly executed and delivered by Guarantor and constitute legal, valid and binding obligations of Guarantor, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangment, fraudulent transfers, conservatorship or other laws (including court decisions) affecting the enforcement of creditors' rights generally.

              (c) RELATIONSHIP TO COMPANY. Guarantor owns, directly or indirectly [__]% of the issued and outstanding [membership interests in][capital stock of] Grantee.

              (d) COMPLIANCE WITH OTHER INSTRUMENTS, ETC. The execution and delivery by Guarantor of, and performance of the obligations of Guarantor under, this

Agreement will not result in any violation of or be in conflict with or constitute a default under any term of any agreement or instrument to which it is a party or by which it is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority or result in the creation of (or impose any obligation on Guarantor to create) any lien upon any of the properties or assets of Guarantor pursuant to any such term, which violation, conflict, default or lien might have a materially adverse effect on the business, operations, condition (financial or physical), properties, net assets or liabilities of Guarantor or upon the ability of Guarantor to perform its obligations under this Agreement.

              (e) GOVERNMENTAL CONSENT. No consent, approval or authorization of, or declaration or filing with, any governmental authority, on the part of Guarantor is required for the valid execution and delivery of this Agreement and the due performance of the obligations of Guarantor under this Agreement.

              4. GUARANTOR'S OBLIGATIONS UNCONDITIONAL. The obligations of Guarantor under this Agreement are primary, absolute and unconditional obligations of Guarantor, are not subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment or defense based upon any claim Guarantor or any other person may have against Grantee, Beneficiary or any other person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Guarantor or Grantee shall have any knowledge or notice thereof), including, without limitation:

              (a) any amendment of or change in, or termination or waiver of, the IRU Agreement;

              (b) any furnishing, acceptance or release of, or any defect in any security for, any of the Guaranteed Obligations;

              (c) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in the IRU Agreement, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of the IRU Agreement;

              (d) any failure, omission or delay on the part of Beneficiary to enforce, assert or exercise any right, power or remedy conferred on it in this Agreement;

              (e) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshalling of assets and liabilities or similar proceedings with respect to Grantee or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

              (f) any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of the IRU Agreement;

              (g) any merger or consolidation of Grantee or Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of Grantee or Guarantor to any other person;

              (h) any change in the ownership of any [membership interests in][capital stock of] Grantee, or any change in the corporate relationship between Grantee and Guarantor, or any termination of such relationship; or

              (i) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against Guarantor.

              5. FULL RECOURSE OBLIGATIONS. The obligations of Guarantor set forth herein constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties.

              6. WAIVER. Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in
Section 4, (b) notice to Guarantor of the incurrence of any of the Guaranteed Obligations, notice to Guarantor or Grantee of any breach or default by Grantee with respect to any of the Guaranteed Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of Beneficiary against Guarantor, (c) presentment to or demand of payment from Grantee or Guarantor with respect to any Guaranteed Obligation or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion, exercise or exhaustion by Beneficiary of any right, power, privilege or remedy conferred in the IRU Agreement or otherwise, (e) any requirement of diligence on the part of Beneficiary, (f) any requirement to mitigate the damages resulting from any default under the IRU Agreement, (g) any notice of any sale, transfer or other disposition of any right, title to or interest in the IRU Agreement, (h) any release of Guarantor from its obligations hereunder resulting from any loss by it of its rights of subrogation hereunder and (i) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against Guarantor.

              7. SUBROGATION. Upon the payment and performance in full of all Guaranteed Obligations, Guarantor shall be subrogated to the rights of Beneficiary in respect of any payment or other obligation with respect to which an amount has been payable by Guarantor hereunder. Guarantor shall not seek to exercise any rights of subrogation, reimbursement or indemnity arising from payments made by Guarantor pursuant to the provisions of this Agreement until the full and complete payment or performance and discharge of the Guaranteed Obligations.

              8. EFFECT OF BANKRUPTCY PROCEEDINGS, ETC. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time any payment made by any person on account of any of the sums due Beneficiary pursuant to the terms of the IRU Agreement is rescinded or must otherwise be restored or returned by such holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Grantee or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Grantee or other person or any substantial part of its property, or otherwise, all as though such payment had not been made.

              9. TERM OF AGREEMENT. This Agreement and all guarantees, covenants and agreements of Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and other independent payment obligations of Guarantor under this Agreement shall be paid and performed in full and all of the agreements of Guarantor hereunder shall be duly paid and performed in full. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, replaced or amended in the manner contemplated by, and subject to the provisions of, Section 20.06 of the IRU Agreement.

              10. NOTICES. All notices under the terms and provisions hereof shall be in writing, and shall be delivered or sent by telex or telecopy or mailed by first-class mail, postage prepaid, addressed, (a) if to Beneficiary, at the address set forth in Article 25 of the IRU Agreement, or at such other address as Beneficiary shall from time to time designate in writing to Guarantor and (b) if to Guarantor, at _______________________, or at such other address as Guarantor shall from time to time designate in writing to Beneficiary. Any notice so addressed shall be deemed to be given when so delivered or sent or, if mailed, on the third business day after being so mailed.

              11. AMENDMENTS, ETC. Except as provided in Section 9, no amendment, alteration, modification or waiver of any term or provision of this Agreement, nor consent to any departure by Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Beneficiary, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

              12. SUBMISSION TO JURISDICTION. Guarantor, for itself and its successors and assigns, hereby irrevocably (a) agrees that any legal or equitable action, suit or proceeding against Guarantor arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing may be instituted in any state or federal court in the State of Delaware, (b) waives any objection which it may now or hereafter have to the venue of any action, suit or proceeding, (c) irrevocably submits itself to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in the State of Delaware for purposes of any such action, suit or proceeding. Guarantor waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 10, and service so made shall be deemed completed on the third business day after mailing. Nothing contained in this Section 12 shall be deemed to affect the right of Beneficiary to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any jurisdiction.

              13. WAIVER OF JURY TRIAL. EACH OF GUARANTOR AND BENEFICIARY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

              14. SURVIVAL. All warranties, representations and covenants made by Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by Beneficiary and shall survive the execution and delivery of this Agreement, regardless of any investigation made by Beneficiary or on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by Guarantor hereunder.

              15. MISCELLANEOUS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. The terms of this Agreement shall be binding upon, and inure to the benefit of, Guarantor and Beneficiary and their respective successors and assigns. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Guarantor and Beneficiary. The section and paragraph headings in this Agreement and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Agreement. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to applicable principles of conflicts of law.

              16. SPECIAL COVENANTS. Guarantor hereby covenants and agrees as follows:

              (a) For purposes of this Section 16, the following terms are defined:

              (1) "Board of Directors" means the board of directors of Guarantor.

              (2) "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

              (3) "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles.

              (4) "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified herein, Fair Market Value shall be determined by the Board of Directors acting in good faith and shall be evidenced by a Board of Directors resolution.

              (5) "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

              (6) "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

              (7) "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

              (b) Guarantor shall not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into Guarantor or (ii) directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons, unless:

              (1) in a transaction in which Guarantor is not the surviving Person or in which Guarantor transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the resulting, surviving or transferee Person (the "successor entity") is organized under the laws of the

       United States or any State thereof or the District of Columbia and shall expressly assume all of Guarantor's obligations under this Agreement;

              (2) immediately after giving effect to such transaction, the Consolidated Net Worth of Guarantor (or the successor entity) is equal to or greater than that of Guarantor immediately prior to the transaction; and

              (3) in the case of a transfer, sale, lease, conveyance or other disposition of all or substantially all of the assets of Guarantor, such assets shall have been transferred as an entirety or virtually as an entirety to one Person and such Person shall have complied with all the provisions of (1) and (2) above.

              (c) Guarantor shall cause all properties owned by Guarantor or any Subsidiary or used or held for use in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing contained herein shall prevent Guarantor or any Subsidiary from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of Guarantor, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to Beneficiary.

              (d) Guarantor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any material portion of its Property to, or purchase any material portion of Property from, or enter into any material contract, agreement, understanding, loan, advance, guarantee or transaction (including the rendering of services) with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless such Affiliate Transaction or series of Affiliate Transactions is
       (i) in the best interest of Guarantor or such Subsidiary and (ii) on terms that are no less favorable to Guarantor or such Subsidiary than those that would have been obtained in a comparable arm's-length transaction by Guarantor or such Subsidiary with a Person that is not an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of Guarantor or the relevant Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, Guarantor has determined to be fair to Guarantor or the relevant Subsidiary). Notwithstanding the foregoing, the following shall not be deemed Affiliate Transactions: (i) any employment agreement entered into by Guarantor or any of its Subsidiaries in the ordinary course of business and consistent with industry practice; (ii) any agreement or arrangement with respect to the compensation of a director or officer of Guarantor or any Subsidiary approved by a majority of the disinterested members of the Board of Directors and consistent with industry practice; (iii) transactions between or among the

       Company and its Subsidiaries, provided that no more than 5% of the Voting Stock (on a fully diluted basis) of any such Subsidiary is owned by an Affiliate of Guarantor (other than a Subsidiary); (iv) transactions pursuant to the terms of any agreement or arrangement as in effect on the date hereof; and (v) transactions with respect to wirelink or wireless transmission capacity, the lease or sharing or other use of cable or fiber optic lines, equipment, rights-of-way or other access rights, between Guarantor (or any Subsidiary) and any other Person.

              (e) Guarantor shall not, and shall not permit any Subsidiary to, sell, transfer or dispose of any of its Property with a Fair Market Value of $5,000,000 or more outside the ordinary course of its business (excluding any sale, transfer or disposition of Property that is obsolete or no longer used by or useful to Guarantor or any Subsidiary) unless:

              (1) Guarantor or the Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the Property sold or disposed of.

              (2) the consideration received in connection therewith is used by Guarantor or such Subsidiary within 360 days of receipt for the payment of expenses in the ordinary course of business, for the payment of debt of Guarantor or such Subsidiary, or for reinvestment in the business of Guarantor or such Subsidiary.

              (f) Guarantor shall deliver to Beneficiary on request (but not more than once per year), a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of Guarantor's compliance during the period covered by such report with all conditions and covenants of this Agreement.

The covenants and agreements contained in this Section 16 shall terminate effective as of the date of full and complete payment of the IRU Fee to Beneficiary in accordance with the terms and provisions of the IRU Agreement.

              17. QUALIFICATION TO SPECIAL COVENANTS. Any Guarantor maintaining an indenture qualified under the Trust Indenture Act of 1939, as amended, with at least $100 million of indebtedness outstanding pursuant thereto shall have the right, in its sole discretion, to re-execute and redeliver this Agreement to Beneficiary omitting section 16 and substituting in its place a covenant substantially equivalent to section 16 of the similar agreement executed by Level 3 Communications, Inc. as Guarantor, except referencing one of its public indentures and the sections thereof equivalent to the matters addressed in the current version of section 16 of this Agreement. In addition, the provisions of section 16 of this Agreement or of any redelivered Agreement shall be of no force or effect during any period that, if Guarantor has publicly-traded common stock, the total market value of Guarantor's outstanding common stock as determined on the basis of closing price (or, if Guarantor is privately held, the total value of its outstanding common stock, as demonstrated to the reasonable satisfaction of Beneficiary) exceeds the amount obtained when $1.5 billion is multiplied by the percentage set forth in paragraph 1(a) of this Agreement.

              IN WITNESS WHEREOF, Guarantor and Beneficiary have each caused this Agreement to be duly executed as of the day and year first above written.


                                   [Name of Permitted Guarantor],
                                     as Guarantor


                                   By
                                     ---------------------------------------
                                     Title:

                                   LEVEL 3 COMMUNICATIONS, LLC,
                                     as Beneficiary


                                   By
                                     ---------------------------------------
                                     Title: